Exhibit 99.2

UPC Holding B.V.

Consolidated Quarterly Financial Statements

June 30, 2005

(unaudited)

UPC Holding B.V.

Boeing Avenue 53

1119 PE Schiphol-Rijk

The Netherlands

UPC Holding B.V.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	December 31, 2004
	(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	€190,973	€130,036
Restricted cash	9,609	11,263
Trade receivables, net	63,548	86,140
Receivables – related party (note 10)	6,875	6,699
Other receivables	45,047	91,701
Unbilled revenue – related party (note 10)	388	1,987
Deferred tax assets	11,292	13,478
Other current assets, net	58,583	35,030
Total current assets	386,315	376,334
Long-term assets:
Investments in affiliates	26,088	8,827
Property and equipment, net (note 8)	3,004,500	2,610,211
Goodwill (note 8)	2,732,405	1,425,651
Intangible assets, net (note 8)	529,624	303,108
Loan receivable – related party (note 10)	—	19,517
Derivative assets (note 7)	93,468	1,883
Other assets, net	61,288	80,909
Total assets	€6,833,688	€4,826,440

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.

Condensed Consolidated Balance Sheets (continued)

(In thousands, except par value and number of shares)

(unaudited)

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	December 31, 2004
	(Note 2)
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	€197,112	€203,306
Accounts payable – related party (note 10)	17,223	57,518
Accrued liabilities	285,908	288,984
Accrued liabilities – related party (note 10)	11,359	1,261
Subscriber advance payments and deposits	226,838	225,744
Current portion of debt and capital lease obligations (note 9)	3,169	4,940
Derivative liabilities (note 7)	1,515	4,218
Other current liabilities	4,941	20,930
Total current liabilities	748,065	806,901
Long-term liabilities:
Long-term portion of shareholder loan, debt and capital lease obligations (note 9)	10,427,615	9,817,859
Deferred tax liabilities	78,039	24,219
Derivative liabilities (note 7)	34,850	14,933
Other long-term liabilities	55,304	53,375
Total liabilities	11,343,873	10,717,287
Commitments and contingencies (note 11)
Minority interests in subsidiaries	2,129	70,674
Shareholders’ equity (deficit):
Ordinary stock, 100 par value, 1,000 shares authorized, 200 shares issued and outstanding	20	20
Additional paid-in capital	3,177,134	1,370,312
Accumulated deficit	(8,027,254)	(7,669,322)
Accumulated other comprehensive income	337,786	337,469
Total shareholders’ deficit	(4,512,314)	(5,961,521)
Total liabilities and shareholders’ deficit	€6,833,688	€4,826,440

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Condensed Consolidated Statement of Operations
Revenue	€498,812	€373,496	€989,634	€731,735
Operating costs and expenses:
Operating	(200,558)	(137,852)	(389,224)	(269,427)
Selling, general and administrative (SG&A)	(115,705)	(83,850)	(222,306)	(159,921)
Related party management fees (SG&A)	(2,189)	(103)	(3,759)	(161)
Depreciation and amortization (operating)	(145,582)	(145,332)	(287,118)	(285,951)
Restructuring and other credits (charges) (operating)	6,271	(4,207)	5,872	(14,447)
Stock-based compensation (SG&A)	(7,353)	(2,074)	(10,376)	(9,499)
Operating income (loss)	33,696	78	82,723	(7,671)
Interest income	1,215	857	2,935	1,718
Interest expense	(48,257)	(46,207)	(92,337)	(112,083)
Interest expense – related party	(140,141)	(172,069)	(268,085)	(317,659)
Realized and unrealized foreign currency exchange gains (losses), net	(122,920)	5,482	(141,691)	1,291
Gain on derivative instruments	60,382	5,317	75,696	2,101
Gain (loss) on extinguishment of debt	—	3,187	(9,127)	28,441
Share in results of affiliates, net	(170)	1,125	(328)	751
Other income (expense), net	65	114	(465)	2,998
Loss before income taxes and other items	(216,130)	(202,116)	(350,679)	(400,113)
Income tax expense, net	(4,432)	(101)	(10,385)	(630)
Minority interests in (losses) earnings of subsidiaries, net	(97)	(2)	3,132	(83)
Net loss	€(220,659)	€(202,219)	€(357,932)	€(400,826)
Condensed Consolidated Statement of Comprehensive Loss
Net loss	€(220,659)	€(202,219)	€(357,932)	€(400,826)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	16,388	639	(1)	1,586
Comprehensive loss	€(204,271)	€(201,580)	€(357,933)	€(399,240)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.

Condensed Consolidated Statement of Shareholders’ Deficit

(In thousands, except number of shares)

(unaudited)

	Six months ended June 30, 2005
			Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total

	Ordinary Stock
	Shares	Amount
Balance at December 31, 2004	200	€20	€1,370,312	€(7,669,322)	€337,469	€(5,961,521)
Net loss	—	—	—	(357,932)	—	(357,932)
Loss on issuance of subsidiary shares of UPC Broadband France	—	—	(2,353)	—	—	(2,353)
Other comprehensive losses	—	—	—	—	(1)	(1)
Stock options	—	—	1,386	—	—	1,386
Balance at June 30, 2005 (Pre-LGI Combination)	200	€20	€1,369,345	€(8,027,254)	€337,468	€(6,320,421)

Balance at June 30, 2005 (Post-LGI Combination) (note 2)	200	€20	€3,177,134	€(8,027,254)	€337,786	€(4,512,314)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2005	2004
Cash Flows from Operating Activities
Net loss	€(357,932)	€(400,826)
Adjustments to reconcile net loss to net cash flows from operating activities:
Stock-based compensation	1,386	—
Depreciation and amortization	287,118	285,951
Restructuring and other (credits) charges	(5,872)	14,447
Related party management fees	3,759	161
Accretion of interest	268,085	317,659
Amortization of deferred financing costs	4,375	8,009
Unrealized foreign exchange losses (gains), net	141,691	(1,291)
Gain on derivative instruments	(75,696)	(2,101)
Loss (gain) on extinguishment of debt	9,127	(28,441)
Deferred income tax expense (benefit)	7,126	(41)
Minority interests in (earnings) losses of subsidiaries, net	(3,132)	83
Share in results of affiliates, net	328	(751)
Other non-cash items	465	(2,998)
Change in operating assets and liabilities:
Change in receivables and other assets	68,701	(41,115)
Change in accounts payable, accrued liabilities and other	(59,981)	62,706
Net cash flows from operating activities	289,548	211,452
Cash Flows from Investing Activities
Cash paid for acquisitions, net of cash acquired	(166,702)	—
Capital expenditures	(229,556)	(120,887)
Purchase of interest rate caps	(1,950)	(17,308)
Cash paid to settle interest rate swaps	2,465	—
Other	1,847	3,782
Net cash flows from investing activities	(393,896)	(134,413)
Cash Flows from Financing Activities
Proceeds from debt	2,628,427	465,280
Repayments from debt and capital lease obligations	(2,429,498)	(386,121)
Deferred financing costs	(33,640)	(29,692)
Net cash flows from financing activities	165,289	49,467
Effects of Exchange Rates on Cash	(4)	332
Net Increase in Cash and Cash Equivalents	60,937	126,838
Cash and Cash Equivalents, Beginning of Year	130,036	125,045
Cash and Cash Equivalents, End of Period	€190,973	€251,883
Supplemental Cash Flow Disclosures
Cash paid for interest	€(99,863)	€(101,716)
Net cash paid for taxes	€(2,473)	€(1,577)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (unaudited)

1.                                      Basis of Presentation

In October 2000, UPC Holding B.V. (“UPC Holding” or “the Company”), currently a wholly owned indirect subsidiary of UGC Europe, Inc. (“UGC Europe”) was formed. UGC Europe is a wholly owned subsidiary of UnitedGlobalCom, Inc. (“UGC”). On June 15, 2005, certain mergers were completed whereby Liberty Global, Inc (“LGI”) acquired all of the capital stock of UGC that Liberty Media International, Inc (“LMI”) did not already own and LMI and UGC each became wholly owned subsidiaries of LGI (the “LGI Combination”).

At formation, UPC Holding acquired certain operating units that provide and deliver video, high-speed Internet access and telephone services to residential customers. During 2004, UPC Holding acquired certain other wholly owned subsidiaries of UGC Europe including UPC Telcom Holding B.V. and chello broadband N.V. In the following text, “UPC Holding,” “we,” “us” and “our” refer to UPC Holding B.V. and its consolidated subsidiaries.

UPC Holding is an international broadband communications provider of video, high-speed Internet access and telephone services through its broadband networks in 12 European countries. UPC Holding provides video, high-speed Internet access and telephone services to residential customers.

UPC Broadband Holding B.V. (“UPC Broadband Holding”) and UPC Financing Partnership, wholly owned subsidiaries of UPC Holding, executed a senior secured credit facility (“UPC Broadband Bank Facility”) secured by a pledge over the shares of UPC Broadband Holding and its major subsidiaries to finance part of its operations. Since the closing of the bank facility, on October 1, 2000, UPC Holding has made several amendments to the facility. On March 8, 2005, the UPC Broadband Bank Facility was further amended as described in Note 9.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). In the opinion of management, these statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These unaudited condensed consolidated financial statements do not include all of the information required by GAAP for complete financial statements and should be read in conjunction with our consolidated financial statements and notes thereto included in our December 31, 2004 consolidated financial statements. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of acquisition-related assets and liabilities, allowances for uncollectible accounts, deferred income taxes and related valuation allowances, loss contingencies, fair values of financial and derivative instruments, fair values of long-lived assets and any related impairments, capitalization of construction and installation costs, useful lives of property and equipment, and restructuring accruals. Actual outcomes could differ from those estimates.

Unless otherwise indicated, convenience translations into euros are calculated as of June 30, 2005.

2.                                      Change in the Ultimate Parent Company

On January 5, 2004, Liberty Media Corporation (“LMC”) acquired 8,198,016 shares of Class B common stock from the founding stockholders of UGC in exchange for securities of LMC and cash (the “Founders Transaction”). Upon completion of this transaction, the restriction on LMC’s right to exercise its voting power over UCG was terminated. LGI’s historical investment basis in UGC at January 1, 2004, was pushed down in connection with the Founders Transaction. LMC then had the ability to elect the entire board of

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

directors of UGC and obtain control. On May 21, 2004, LMC contributed substantially all of its shares of the common stock of UGC and related contract rights to LMI, which at the time was a wholly-owned subsidiary of LMC. On June 7, 2004, LMC distributed all of the capital stock of LMI to LMC’s stockholders in a spin-off. As a result, LMI became an independent publicly-traded company. Immediately prior to the LGI Combination, LMI owned UGC common stock representing a 53.4% economic interest and a 91.0% voting interest.

As LMI is the predecessor to LGI, we present pre-LGI Combination references to shares of LMI common stock or UGC common stock in terms of the number of shares of LGI common stock issued in exchange for such LMI or UGC shares in the LGI Combination unless indicated otherwise.

On September 6, 2005, LGI, the successor entity to LMI, effected a stock split in the form of a stock dividend (the “Stock Dividend”) of LGI’s Series C common stock to holders of record of LGI’s Series A and Series B common stock as of 5:00 p.m., New York City time, on August 26, 2005, which was the record date for the Stock Dividend (the “Record Date”). In the Stock Dividend, holders received one share of LGI Series C common stock for each share of LGI Series A common stock, and one share of LGI Series C common stock for each share of LGI Series B common stock, held of record as of the Record Date. Unless otherwise indicated, all LGI and LMI share amounts presented herein have been retroactively adjusted to give effect to the Stock Dividend, nowithstanding the fact that no shares of LMI Series C common stock or LGI Series C common stock were issued and outstanding prior to September 6, 2005.

LGI was formed on January 13, 2005, for the purpose of effecting the combination of LMI and UGC. In the LGI Combination, (i) each outstanding share of LMI Series A common stock, LMI Series B common stock and LMI Series C common stock was exchanged for one share of the corresponding series of LGI common stock, and (ii) each outstanding share of UGC Class A common stock, UGC Class B common stock and UGC Class C common stock, (other than those shares owned by LMI and its wholly owned subsidiaries) were converted into the right to receive for each share of common stock owned either (i) 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock (plus cash for any fractional share interest) or (ii) $9.58 in cash. Cash elections were subject to proration so that the aggregate cash consideration paid to UGC’s stockholders would not exceed 20% of the aggregate value of the merger consideration payable to UGC’s public stockholders. In connection with the LGI Combination, all then outstanding options to purchase UGC common stock, restricted stock and stock appreciation rights (SARs) under UGC’s various incentive plans were converted into 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock for each share of UGC common stock, with corresponding conversion adjustments to the exercise or base prices.

LGI accounted for the LGI Combination as a step acquisition of the remaining minority interest in UGC. After eliminating the minority interest in UGC from its condensed consolidated balance sheet, LGI pushed down its remaining investment basis of $2.491 billion (€2.057 billion at June 15, 2005) to UGC and via UGC to UGC’s subsidiaries including UPC Holding. This basis was allocated to the identifiable assets and liabilities of UGC and via UGC to UGC’s subsidiaries including UPC Holding based on preliminary assessments of their respective fair values (as adjusted to give effect to the 46.6% UGC ownership interest that LGI acquired in the LGI Combination), and the excess of the purchase price over the adjusted fair values of such identifiable net assets was allocated to goodwill. The purchase accounting for this step acquisition, as reflected in these condensed consolidated financial statements, is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of UGC and its subsidiaries including UPC Holding. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

expense. While the effects of any such adjustments are not expected to be material in relationship to our total assets, such effects could be significant in relationship to our operating results in future periods.

As a result of the push down of UPC Holding’s proportionate share of LGI’s remaining investment basis in UGC resulting from the LGI Combination, a new basis of accounting was created effective June 15, 2005. As the impact of the push down was not material to the results of operations of UPC Holding for the period from June 15, 2005 to June 30, 2005, for financial reporting purposes, we have reflected this new basis of accounting effective June 30, 2005. The effects of the LGI Combination have been included in our condensed consolidated financial statements beginning with the June 15, 2005 acquisition date. For periods prior to June 30, 2005, the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as UPC Pre-LGI Combination, and for periods as of and subsequent to June 30, 2005 the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as UPC Holding Post-LGI Combination. The effects of the LGI Combination have been included in our condensed consolidated financial statements beginning with the June 15, 2005 acquisition date.

The following table presents the unaudited condensed consolidated balance sheet of UPC Holding Pre-LGI Combination as of June 30, 2005 (prior to the pushdown of LGI’s basis), and the opening unaudited condensed consolidated balance sheet of UPC Holding Post-LGI Combination as of June 30, 2005 (subsequent to the pushdown of LGI’s basis) (in thousands):

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	June 30, 2005
Current assets	€386,315	€386,315
Property and equipment, net	3,004,500	2,591,248
Goodwill	2,732,405	1,494,371
Other intangible assets, net	529,624	293,672
Other assets, net	180,844	189,484
Total assets	6,833,688	4,955,090
Current liabilities	€748,065	€748,065
Long term debt and capital lease obligations	10,427,615	10,427,615
Other long term liabilities	168,193	94,384
Total liabilities	11,343,873	11,270,064
Minority interest in subsidiaries	2,129	2,129
Stockholders’ deficit	(4,512,314)	(6,317,103)
Total liability and stockholders’s deficit	€6,833,688	€4,955,090

3.                                      Stock-Based Compensation

Intrinsic Value Method

We account for fixed and variable stock-based compensation awards to our employees using the intrinsic value method. Generally, under the intrinsic value method, (i) compensation expense for fixed-plan stock options is recognized only if the estimated fair value of the underlying stock exceeds the exercise price on the date of grant, in which case, compensation is recognized based on the percentage of options that are vested until the options are exercised, expire or are cancelled, and (ii) compensation for variable-plan options is recognized based upon the percentage of the options that are vested and the difference between

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

the quoted market price or estimated fair value of the underlying common stock and the exercise price of the options at the balance sheet date, until the options are exercised, expire or are cancelled. We record stock-based compensation expense for UGC’s variable-plan options and SARs using the accelerated expense attribution method. We record compensation expense for restricted stock awards based on the quoted market price of stock at the date of grant and the vesting period.

As a result of the modification of certain terms of UGC stock options in connection with its February 2004 rights offering, we began accounting for stock options granted prior to February 2004 as variable-plan options. Stock options granted subsequent to February 2004 were accounted for as fixed-plan options through the date of the LGI Combination. Due to the modification of certain terms of the then outstanding UGC stock options in connection with the LGI Combination, we began accounting for the then remaining UGC fixed-plan options as variable-plan options.

The following table illustrates the pro forma effect on net loss as if we had applied the fair value method to UGC’s outstanding stock-based awards that we have accounted for under the intrinsic value method. As the accounting for restricted stock and SARs is the same under the intrinsic value method and the fair value method, the pro forma adjustments included in the following table do not include amounts related to our calculation of compensation expense related to restricted stock and SARs (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net loss	€(220,659)	€(202,219)	€(357,932)	€(400,826)
Add stock-based compensation expense as determined under the intrinsic value method, net of taxes	1,386	—	1,386	—
Deduct stock-based compensation expense as determined under the fair value method, net of taxes	(100)	—	(219)	—
Pro forma net loss	€(219,373)	€(202,219)	€(356,765)	€(400,826)

4.                                      Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement No. 123(R)). Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. In addition, Statement No. 123(R) will cause unrecognized expense (based on the amounts in our pro forma note disclosure) related to options vesting after the date of initial adoption to be recognized as a charge to operations over the remaining vesting period.

We are required to adopt Statement No. 123(R) beginning January 1, 2006. Under Statement No. 123(R), we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include prospective and retroactive adoption methods. Under the retroactive methods, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and share awards at the beginning of the first quarter of adoption of Statement No. 123(R), while the retroactive methods would record compensation expense for all unvested stock options and share awards beginning with the first period restated. We are evaluating the requirements of Statement No. 123(R) and we expect that the adoption of Statement No. 123(R) will have a material impact on our results of operations. We have not yet determined the method of adoption for Statement No. 123(R).

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (Statement No. 154). This Statement replaces Accounting Principles Board Opinion No. 20, Accounting Changes (APB No. 20), and Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.

Statement No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable to do so. In contrast, APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The provisions of this Statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement. Adoption of this Statement will not have any immediate effect on our consolidated financial statements, and we will apply this guidance prospectively.

5.                                      Acquisitions and Dispositions

Acquisitions of Noos and the Remaining 19.9% Minority Interest in UPC Broadband France

On July 1, 2004, UPC Broadband France SAS (UPC Broadband France), an indirect wholly owned subsidiary and owner of our French broadband video and Internet access operations, acquired Suez-Lyonnaise Télécom SA (Noos), from Suez SA (Suez). Noos is a provider of digital and analog cable television services and high-speed Internet access services in France. The preliminary purchase price was subject to a review of certain historical financial information of Noos and UPC Broadband France. In January 2005, we completed our purchase price review with Suez, which resulted in the return of €43,732,000 to our company from an escrow account. The final purchase price for Noos was approximately €567,102,000 consisting of €487,085,000 in cash, a 19.9% equity interest in UPC Broadband France, valued at approximately €71,339,000 and €8,678,000 of direct acquisition costs.

In April 2005, a subsidiary of UPC Broadband exercised its call right and purchased the remaining 19.9% minority interest in UPC Broadband France that it did not already own for €90,105,000 in cash. This acquisition was accounted for as a step acquisition of the remaining minority interest. As UPC Broadband France was a consolidated subsidiary at the time of this transaction, the purchase price was first applied to eliminate the minority interest in UPC Broadband France from our condensed consolidated balance sheet, and the remaining purchase price has been allocated on a pro rata basis to the identifiable assets and liabilities of UPC Broadband France taking into account their respective fair values at April 6, 2005 and the 19.9% interest acquired. The excess purchase price that remained after amounts had been allocated to the net identifiable assets of UPC Broadband France was recorded as goodwill.

Pro Forma Data

The following unaudited pro forma condensed consolidated operating results for the six months ended June 30, 2005 give effect to the June 15, 2005 LGI Combination as if such transaction had been completed as of January 1, 2005. The following unaudited pro forma condensed consolidated operating results for the six months ended June 30, 2004, give effect to the June 15, 2005 LGI Combination, and the July 1, 2004 acquisition of Noos (exclusive of the effects of the April 6, 2005 acquisition of the 19.9% minority interest in UPC Broadband France), as if such transactions had been completed as of January 1, 2004. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable (in thousands):

	Six months ended June 30,
	2005	2004
Revenue	€989,634	€894,457
Net loss	€(388,377)	€(447,937)

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

Other 2005 Acquisitions

Telemach – On February 10, 2005, we acquired 100% of the shares in Telemach d.o.o., a broadband communications provider in Slovenia, for €70,985,000 in cash. We purchased Telemach to increase our market presence in Central and Eastern Europe. We accounted for the Telemach transactions using the purchase method of accounting. Under the purchase method of accounting, the purchase price was allocated to the acquired identifiable tangible and intangible assets and liabilities based upon their respective fair values, and the excess of the purchase price over the fair value of such net identifiable assets was allocated to goodwill. The purchase accounting for the Telemach acquisition, as reflected in these condensed consolidated financial statements, is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of Telemach. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense. We do not expect these adjustments to be material in relationship to our total assets or operating results. Our results of operations would not have been materially affected if the Telemach acquisition had occurred at the beginning of either of the respective three or six month periods ended June 30, 2005 or 2004.

Transfer of entities under common control in 2004

UGC Europe transferred certain wholly owned subsidiaries including UPC Telcom Holding B.V. and chello broadband N.V. which the Company accounted for as common control transactions.

UPC Telcom

On July 1 2004, the shares of UPC Telcom Holding B.V. (UPC Telcom) were transferred to UPC Holding. The assets and liabilities of UPC Telcom have been transferred from outside the group of subsidiaries of UPC Holding into UPC Holding at their respective carrying amounts.

In accordance with Statements of Financial Accounting Standards 141: Business Combinations (“SFAS 141”), we accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. Under reorganization accounting, we consolidated the financial position and results of operations of UPC Telcom as if they had always been a part of UPC Holding. The Company recorded the difference between the purchase price of nil and the net carrying value of negative €134 million as a capital distribution.

chello broadband

In 2000, chello broadband N.V. (“chello broadband”) was formed. chello broadband is organized into two principal divisions, chello access and chello interactive. Through agreements with UPC Holding’s operating companies, chello broadband provides internet access, on-line content, product development, aspects of customer support, local language broadband portals and marketing support for a fee based upon a percentage of subscription and installation revenue as determined in the agreements. The agreements with UPC Holding operating companies further provided that in the future the local operator will receive a percentage of the revenue from chello broadband e-commerce and advertising. The interactive television services group (“ISG”) is responsible for core digital products, such as electronic program guide, walled garden, television-based email, and PC/TV portals as well as other television and PC-based applications supporting various areas including communications services and enhanced television (“ETV”) services. On December 21, 2004, chello broadband sold its ISG to UPC Programming B.V, an indirect subsidiary of UGC Europe. Subsequent to the sale of the ISG, UPC Holding acquired 97.5% of the outstanding shares of chello broadband on December 31, 2004.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

In accordance with SFAS 141, we accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. Under reorganization accounting, we consolidated the financial position and results of operations of chello broadband as if they had always been a part of UPC Holding. The Company recorded the difference between the purchase price of €90.9 million and the net carrying value of negative €68.3 million as a capital distribution of €159.2 million.

6.                                      UPC Polska Reorganization

On July 7, 2003, UPC Polska, an indirect subsidiary of UGC Europe, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On July 1 2004, the shares of UPC Telcom Holding B.V. (UPC Telcom) were transferred to UPC Holding. The carrying value of UPC Polska’s other liabilities subject to compromise totaled €267.6 million, which are senior notes of €251.8 million) and other liabilities of € 15.5 million as of December 31, 2003. The fair value of UPC Polska’s senior notes and other liabilities subject to compromise totaled € 154.3 million and €7.9 million, respectively, as of December 31, 2003. On January 22, 2004, the U.S. Bankruptcy Court confirmed UPC Polska’s Chapter 11 plan of reorganization, which was consummated and became effective on February 18, 2004, when UPC Polska emerged from the Chapter 11 proceeding. In accordance with UPC Polska’s plan of reorganization, third-party holders of the UPC Polska senior notes and other claimholders received a total of €70.3 million in cash, €81.9 million in new 9% UPC Polska senior notes due 2007 and 2,011,813 shares of UGC’s Class A common stock valued at €14.8 million in exchange for the cancellation of their claims. We recognized a gain of €25.2 million from the extinguishment of the UPC Polska senior notes and other liabilities subject to compromise, equal to the excess of their respective carrying amounts over the fair value of consideration given. The new UPC Polska senior notes were redeemed on July 16, 2004 for a cash payment €83.6 million.

7.                                      Derivative Instruments

The following table provides detail of the fair value of our derivative instrument assets (liabilities), net (in thousands):

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	December 31, 2004
UPC Broadband Holding cross currency, interest rate swaps and caps	€56,961	€(17,060)
Embedded foreign exchange derivatives	566	201
Total	€57,527	€(16,859)
Current asset	424	409
Current liability	(1,515)	(4,218)
Long-term asset	93,468	1,883
Long-term liability	(34,850)	(14,933)
Total	€57,527	€(16,859)

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

Realized and unrealized gains on derivative instruments are comprised of the following amounts (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
UPC Broadband Holding Cross currency, interest rate swaps and caps	€59,966	€5,317	€75,341	€2,101
Embedded foreign exchange derivatives	416	—	355	—
Total	€60,382	€5,317	€75,696	€2,101

UPC Broadband Holding Cross-currency Swaps

In June 2003, UPC Broadband Holding entered into a cross currency and interest rate swap pursuant to which a notional amount of $347.5 (€ 306.7) million was swapped at an average rate of 1.133 U.S. dollars per euro until July 2005, with the variable LIBOR (London Inter Bank Offer Rate) interest rate (including margin) swapped into a fixed interest rate of 7.85%. Following the prepayment of part of Facility C of the UPC Broadband Holding Bank Facility in December 2004, UPC Broadband Holding paid down this swap with a cash payment of $59.1 (€52.2) million and unwound a notional amount of $171.5 (€151.4) million. The remaining notional amount of $176.0 (€133.8) million was reset at a euro to U.S. dollar exchange rate of 1.3158 to 1 until the refinancing of the UPC Broadband Holding Bank Facility in March 2005, when this swap was terminated.

In connection with the refinancing of the UPC Broadband Bank Facility in December 2004, UPC Broadband Holding entered into a seven year cross-currency and interest rate swap pursuant to which a notional amount of $525 (€393.5) million was swapped to euros at a rate of 1.3342 U.S. dollars per euro until December 2011, with the variable interest rate of U.S. dollar LIBOR + 300 basis points swapped into a variable rate of EURIBOR + 310 basis points for the same time period.

In connection with the refinancing of the UPC Broadband Holding Bank Facility in March 2005, UPC Broadband Holding entered into a seven and a half year cross-currency and interest rate swap pursuant to which a notional amount of $1.250 billion (€943.4 million) was swapped to euros at a rate of 1.325 U.S. dollars per euro until October 2012, with the variable interest rate of LIBOR + 250 basis points swapped into a fixed rate including margin of 6.06%.

UPC Broadband Holding Interest Rate Swaps

In March 2005, UPC Broadband Holding: (i) entered into a five-year interest rate swap pursuant to which a notional amount of €1.0 billion was swapped into a fixed interest rate (excluding margin) of 3.28% from July 2005 until April 2010; (ii) entered into an interest rate swap pursuant to which a notional amount of €525 million was swapped into a fixed interest rate (excluding margin) of 2.26% from April through December 2005; and (iii) entered into an interest rate swap pursuant to which a notional amount of €550 million was swapped into a fixed interest rate (excluding margin) of 2.33% from July through December 2005. In June 2005 UPC Broadband Holding entered into an interest rate swap pursuant to which a notional amount of €500 million was swapped into a fixed rate (excluding margin) of 2.96% from January 2006 through October 2012.

UPC Broadband Holding Interest Rate Caps

During the first and second quarter of 2004, UPC Broadband Holding purchased interest rate caps, capping the variable interest rate (excluding margin) at 3.0% and 4.0% for 2005 and 2006, respectively, on notional amounts totaling €2.4 billion to €2.6 billion for 2005 and €1 billion to €1.5 billion for 2006. In

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

March 2005 UPC Broadband Holding purchased interest rate caps that capped the variable EURIBOR interest rate at 3.5% on a notional amount of €750.0 million for 2007.

8.                                      Long-Lived Assets

Property and equipment, net

The details of property and equipment and the related accumulated depreciation are set forth below (in thousands):

	Post-LGI Combination	Pre-LGI Combination
	June 30, 2005	December 31, 2004
Cable distribution systems	€2,720,294	€4,617,920
Support capital and other	309,150	707,182
Total	3,029,444	5,325,102
Accumulated depreciation	(24,944)	(2,714,891)
Property and equipment, net	€3,004,500	€2,610,211

Depreciation expense related to our property and equipment was € 131.4 million and €133.5 million for the three months ended June 30, 2005 and 2004, respectively, and €259.6 million and € 262.4 million for the six months ended June 30, 2005 and 2004, respectively.

At June 30, 2005 and December 31, 2004, the amount of property and equipment, net, and other assets, net, recorded under capital leases was €24.9 million and €26,0 million, respectively. Amortization of assets under capital leases is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. Equipment under capital leases is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

Goodwill

Changes in the carrying amount of goodwill for the six months ended June 30, 2005 are as follows (in thousands):

	December 31, 2004	Acquisitions	Release of valuation allowance and other	Translation adjustments	UPC Holding Pre-LGI Combination June 30, 2005	UPC Holding Post-LGI Combination June 30, 2005
The Netherlands	€603,871	€—	€(2,438)	€—	€601,433	€1,105,528
France (incl. Noos)	4,760	20,853	(169)	—	25,444	171,455
Austria	399,805	—	(2,253)	—	397,552	534,838
Other Western Europe	186,688	—	(1,264)	(5,752)	179,672	338,038
Total Western Europe	1,195,124	20,853	(6,124)	(5,752)	1,204,101	2,149,859
Hungary	141,516	—	14	(661)	140,869	292,723
Other Central & Eastern Europe	89,011	53,803	(66)	6,653	149,401	289,823
Total Central and Eastern Europe	230,527	53,803	(52)	5,992	290,270	582,546
Total	€1,425,651	€74,656	€(6,176)	€240	€1,494,371	€2,732,405

Intangible assets

The details of our intangible assets are set forth below (in thousands):

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	December 31, 2004
Intangible assets with finite lives (subject to amortization):
Customer relationships	€476,370	€306,450
Other	19,210	20,864
Total	495,580	327,314
Accumulated amortization	(2,693)	(60,943)
Net	492,887	266,371
Intangible assets with indefinite lives (not subject to amortization):
Tradenames	36,737	36,737
Total intangible assets, net	€529,624	€303,108

Amortization of intangible assets with finite useful lives was € 14.5 million and €11.8 million for the three months ended June 30, 2005 and 2004, respectively. Amortization of intangible assets with finite useful lives was €27.5 million and €23.6 million for the six months ended June 30, 2005 and 2004, respectively.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

Based on our current amortizable intangible assets, we expect that amortization expense will be as follows for the next five years and thereafter (amounts in thousands):

Six months ended December 31, 2005	€43,398
Year ended December 31, 2006	86,569
Year ended December 31, 2007	84,976
Year ended December 31, 2008	83,416
Year ended December 31, 2009	69,424
Thereafter	125,104
Total	€492,887

9.                                      Debt and Capital Lease Obligations

The significant components of our consolidated debt obligations are as follows (in thousands):

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	December 31, 2004
Shareholder loan	€7,235,453	€6,902,435
UPC Broadband Holding Bank Facility	3,157,570	2,880,275
Other debt	4,337	4,541
Total debt	10,397,360	9,787,251
Capital lease obligations	33,424	35,548
Total debt and capital lease obligations	10,430,784	9,822,799
Current maturities	(3,169)	(4,940)
Total long-term debt and capital lease obligations	€10,427,615	€9,817,859

Shareholder Loan

UPC Holding has an unsecured shareholder loan with UGC Europe Finance B.V., an indirect subsidiary of UGC Europe, which will be repaid in 2020. Interest is accrued and added to the principal. Interest is based on the weighted cost of capital and includes a mark up to ensure it reflects the appropriate arms length’ charge. The interest rate is 7.75% and 11% for 2005 and 2004 respectively, and is being reviewed on an annual basis. The change in the shareholder loan includes (i) the capitalization of €268,085,000 of accrued interest, (ii) the 2005 repayment by UPC Holding of €43.7 million to UGC Europe as a result of the refund it received following the purchase price review of Noos, (iii) an advance of €90,105,000 loan from UGC Europe to finance the acquisition of the remaining 19.9% minority interest in UPC Broadband France, (iv) the settlement of € 19,517,000 of loans receivable from chellomedia (Refer to note 10 Related party transactions), and (v) an advance of €42.1 million to settle certain obligations.

UPC Broadband Holding Bank Facility

The UPC Broadband Holding Bank Facility is the senior secured credit facility of UPC Broadband Holding. The UPC Broadband Holding Bank Facility, originally executed in October 2000 and amended from time to time, is secured by a pledge over the shares of UPC Broadband Holding and the shares of UPC Broadband Holding’s majority-owned operating companies. The UPC Broadband Holding Bank Facility is also guaranteed by UPC Holding B.V., the immediate parent of UPC Broadband Holding, and is senior to other long-term debt obligations of UPC Broadband Holding and UPC Holding B.V. The agreement governing the UPC Broadband Holding Bank Facility contains covenants that limit among other

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

things, UPC Broadband Holding’s ability to merge with or into another company, acquire other companies, incur additional debt, dispose of any assets unless in the ordinary course of business, enter into or guarantee a loan and enter into a hedging arrangement.

The agreement also restricts UPC Broadband Holding from transferring funds to its parent company (and indirectly to LGI) through loans, advances or dividends. If a change of control occurs, as defined in the UPC Broadband Holding Bank Facility, the facility agent may cancel each Facility and demand full payment. The UPC Broadband Holding Bank Facility requires compliance with various financial covenants such as: (i) senior debt to annualized EBITDA (as defined in the UPC Broadband Holding Bank Facility), (ii) EBITDA to total cash interest, (iii) EBITDA to senior debt service, (iv) EBITDA to senior interest and (v) total debt to annualized EBITDA.

On March 8, 2005, the UPC Broadband Holding Bank Facility was amended to permit indebtedness under: (i) a new €1.0 billion term loan facility (Facility G) maturing in full on April 1, 2010; (ii) a new term loan facility (Facility H) maturing in full on September 30, 2012, of which €550 million is denominated in euros and $1.25 billion is denominated in U.S. dollars (although the U.S. dollar portion of Facility H has been swapped into euros through a 7.5 year cross-currency swap); and (iii) a €500 million redrawable term loan (Facility I) maturing in full on April 1, 2010. In connection with this amendment, € 166.8 million of the existing revolving credit facility (Facility A) was cancelled, reducing Facility A to a maximum amount of €500 million. The proceeds from Facilities G and H were used primarily to prepay all amounts outstanding under existing term loan facilities B, C and E, fund certain acquisitions and pay transaction fees. The aggregate borrowing capacity of €1.0 billion under Facilities A and I can be used to fund acquisitions and for general corporate purposes, subject to compliance with applicable covenants, as further described in Note 2 to the following table.

The components of the UPC Broadband Holding Bank Facility are as follows (in thousands):

			UPC Holding Post-LGI Combination		UPC Holding Pre-LGI Combination
	Denomination		June 30, 2005		December 31, 2004
Facility	Currency	Interest Rate(3)	Euros	US dollars	Euros	US dollars
A(1)(2)	EUR	EURIBOR +2.75%	—	—	—	—
B	EUR	—	—	—	1,160,026	—
C1	EUR	—	—	—	44,338	—
C2	USD	—	—	—	129,075	176,020
E	EUR	—	—	—	1,021,853	—
F1(1)	EUR	EURIBOR +4.00%	140,000	—	140,000	—
F2(1)	USD	LIBOR +3.50%	434,070	525,000	384,983	525,000
G(1)	EUR	EURIBOR +2.50%	1,000,000	—	—	—
H1(1)	EUR	EURIBOR +2.75%	550,000	—	—	—
H2(1)	USD	LIBOR +2.75%	1,033,500	1,250,000	—	—
I(1)(2)	EUR	EURIBOR +2.50%	—	—	—	—
Total			€3,157,570	$1,775,000	€2,880,275	$701,020

(1)   The interest rate margin is variable based on certain leverage ratios.

(2)   Facility A is a revolving credit facility and Facility I is a redrawable term loan facility, and each provides up to €500 million of borrowing capacity that can be used to finance additional permitted acquisitions and for general corporate purposes, subject to covenant compliance. Based on the June 30, 2005, covenant compliance calculations submitted to the lenders, the aggregate amount that was available for borrowing under these Facilities was approximately €458 million. As a result of

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

scheduled changes in required covenants at December 31, 2005 and future compliance dates, the ability of UPC Broadband Holding to maintain or increase the borrowing availability under these Facilities is dependent on its ability to increase its EBITDA (as defined in the UPC Broadband Holding Bank Facility) through acquisitions or otherwise, or reduce its senior debt. Facility A provides for an annual commitment fee of 0.75% of the unused portion of the Facility. Facility I provides for an annual commitment fee of 0.75% of the unused portion of the Facility.

(3)   As of June 30, 2005, six month EURIBOR and LIBOR rates were approximately 2.1% and 3.7%, respectively. Excluding the effects of interest exchange agreements, the weighted-average interest rate on all Facilities at June 30, 2005 was approximately 5.7%.

Maturities of Debt and Capital Lease Obligations

Debt and capital lease obligation maturities for the next five years and thereafter are as follows (in thousands):

	Payments due during:
	Six months ended December 31,	Years ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
Shareholder loan	€—	€—	€—	€—	€—	€7,235,453	€7,235,453
UPC Broadband Holding Bank Facility	—	—	—	—	2,870	3,154,700	3,157,570
Other debt	995	718	648	599	525	852	4,337
Total debt	995	718	648	599	3,395	10,391,005	10,397,360
Capital lease obligations	2,450	2,818	2,222	2,433	2,668	20,833	33,424
Total debt and capital lease obligations	€3,445	€3,536	€2,870	€3,032	€6,063	€10,411,838	€10,430,784

	Payments due during:
	Six months ended December 31,	Years ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
Facility
F1	—	—	—	—	700	139,300	140,000
G	—	—	—	—	—	1,000,000	1,000,000
H1	—	—	—	—	—	550,000	550,000
Subtotal in EUR	—	—	—	—	700	1,689,300	1,690,000
Facility
F1	—	—	—	—	2,625	522,375	525,000
H2	—	—	—	—	—	1,250,000	1,250,000
Subtotal in USD	—	—	—	—	2,625	1,772,375	1,775,000
Subtotal in EUR	—	—	—	—	2,170	1,465,400	1,467,570
Total UPC Broadband Holding Bank Facility in Euros	—	—	—	—	2,870	3,154,700	3,157,570

10.                               Related Party Transactions

In the ordinary course of business, UPC Holding and its subsidiaries had various transactions with subsidiaries of LGI and affiliates that are not owned by the Company.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

Priority Telecom N.V.

Priority Telecom N.V. (“Priority Telecom”), an indirect subsidiary of UGC, provides telecommunications services to our operating companies. Priority Telecom is a facilities-based business telecommunications provider of voice services, high-speed internet access, private data networks and customized network services that focuses primarily on its core metropolitan markets in The Netherlands, Austria and Norway.

The metropolitan and national networks used by Priority Telecom are based on 25-year indefeasible rights of use (“IRU’s”) granted by our operating companies. As part of the IRU agreements, Priority Telecom pays our operating companies annual administration, operations and maintenance fees.

We have also entered into operating agreements with Priority Telecom, whereby we offer each other a range of services. The services that we provide to Priority Telecom include equipment, local loop and other capacity leases. Management believes that the amounts charged are reasonable.

Pay and transactional television

chellomedia B.V. and its subsidiaries (“chellomedia”), an indirect subsidiary of UGC, provide our operating companies with pay television products and services. The pay television products currently consist of a number of thematic channels (Club, Reality TV, Europa Europa, Romantica and Extreme Sports) of which some are played out from chellomedia’s digital media centre located in Amsterdam. Management believes that the amounts charged are reasonable.

chellomedia Programming BV provides services to UPC Broadband Operations BV relating to Transactional television, branded as “Arrivo” and services from the interactive services division of chellomedia. Transactional Television consists of Near Video On Demand (“NVOD”) and Video On Demand (“VOD”) which includes 88 channels of NVOD programming in The Netherlands, 56 in Austria, 32 in Sweden and 48 channels in Norway Arrivo is in the process of developing VOD services for our operating companies and other cable operators. The Interactive Services Group provides service relating to pc portal such as streaming content and iTV/eTV development for UPC.

Management services agreement

UGC incurs certain overhead and other expenses at the corporate level on our behalf. These expenses include costs not readily allocable among the operating companies such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices’ lease payments and costs associated with corporate finance activities. UGC also incurs direct costs for its operating companies such as travel expenses and salaries for its employees performing services on our behalf. We are party to a management services agreement with UGC with an initial term through 2009 pursuant to which UGC will continue to perform these services for us. Under the management services agreement, we pay UGC a fixed amount each month. For the six months ended June 30, 2005 and 2004, this amount was approximately $300,000 (€248,000) a month and is recorded in SG&A. The fixed amount may be adjusted from time to time taking into account the relative size of the operating companies and their estimated use of UGC’s resources. In addition, we reimburse UGC for costs incurred by them that are directly attributable to us. Management believes that the amounts charged are reasonable.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

Other related party transactions

The following table provides details of the related party transactions of UPC Holding for the three and six months ended June 30, 2005 and 2004 respectively (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Revenue	€2,796	€3,967	€6,015	€8,098
Operating expenses	(10,279)	(3,728)	(19,671)	(7,611)
Selling, general & administrative expenses	(952)	(3,643)	(2,295)	(7,221)
Management fees	(2,189)	(102)	(3,759)	(161)
Included in operating income	(10,624)	(3,506)	(19,710)	(6,895)
Interest income	—	347	—	698
Interest expense	(140,141)	(172,069)	(268,085)	(317,659)
Included in net loss	€(150,765)	€(175,228)	€(287,795)	€(323,856)

Revenue.  UPC Holding received €6.0 million and €8.1 million in revenue from Priority Telecom for the six months ended June 30, 2005 and 2004, respectively, primarily related to revenue recognized for the provision of network related services. The decrease in revenues is primarily a result of declining price in a continuing weak wholesale telephone market.

Operating Expenses.  UPC Holding recorded operating expenses of € 19.7 million and €7.6 million for the six months ended June 30, 2005 and 2004, respectively. The expenses primarily relate to (i) switch and interconnect costs for Priority Telecom’s services of €5.2 million and €4.4 million,respectively, for the six months ended June 30, 2005 and 2004 and (ii) costs for programming and interactive services of €14.5 million and €3.2 million, respectively, for the same periods.

Selling, General & Administrative Expenses.  UPC Holding recorded indirect expense of €2.3 million and €7.2 million for the six months ended June 30, 2005 and 2004, respectively. Expenses related to IT, Network Operations and General Services of €0.9 million and €5.7 million have been recorded for the six months ended June 30, 2005 and 2004, respectively. In addition management service fees of $1.8 million have been recorded in the six months ended June 30, 2005 and 2004.

Management Fees.  UPC Holding recorded management fees of €3.8 million and €0.2 million for the six months ended June 30, 2005 and 2004, respectively, which related primarily to recharges of programming fees.

Interest Income.  UPC Holding had interest income of nil and €0.7 million for the six months ended June 30, 2005 and 2004, respectively, which primarily relates to interest income on amounts loaned to Priority Telecom. In July 2004, UPC Holding transferred the loan with Priority Telecom, at carrying value, to an indirect subsidiary of UGC Europe and settled the transfer through its shareholder loan.

Interest Expense.  UPC Holding had interest expense of €268.1 million and €317.7 million for the six months ended June 30, 2005 and 2004, respectively, related to interest expense on its shareholder loans. The interest expense is not paid in cash, but added to the shareholder loan. Refer to note 9 Debt and Capital Lease Obligations.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

The following table provides details of the related party balances of UPC Holding as at June 30, 2005 and as at December 31, 2004 (in thousands):

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	December 31, 2004
Related party receivables:
Accounts receivable	€6,875	€6,699
Unbilled revenue	388	1,987
Loans receivable	—	19,517
Total	7,263	28,203
Related party payables:
Accounts payable	17,223	57,518
Accrued liabilities	11,359	1,261
Shareholder loan	7,235,453	6,902,435
Total	€7,264,035	€6,961,214

Loans receivables related party.  The €19.5 million of loans receivable at December 31, 2004, which was attributable to the sale of interactive assets to UPC Programming B.V. in 2004, was settled through the shareholders loan in 2005.

Accounts payable related party.  The movement in accounts payable related party from €57.5 million to €17.2 million from December 31, 2004 to June 30, 2005 was mainly attributable to the settlement of programming and contract termination costs of €44.5 million recharged from UPC NV.

Accrued liabilities related party.  The movement in accrued liabilities related party from €1.3 million for December 31, 2004 to € 11.4 million for June 30, 2005 is mainly attributable to the accrual of charges from chellomedia for programming and interactive services.

Shareholder loan.  For the changes in the shareholder loan, refer to note 9 Debt and Capital Lease Obligations.

11.                               Commitments and Contingencies

Commitments

In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to non-cancelable leases, programming contracts, purchases of customer premises equipment, construction activities, network maintenance, and upgrade and other commitments arising from our agreements with local franchise authorities. We expect that in the normal

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)
(unaudited)

course of business, operating leases that expire generally will be renewed or replaced by similar leases. As of June 30, 2005, such commitments are as follows (in thousands):

	Payments due during:
	Six months ended December 31	Years ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
Operating leases	€27,685	€39,290	€36,964	€24,741	€20,049	€49,667	€198,396
Programming commitments	12,811	10,839	6,822	3,616	1,006	14,139	49,233
Purchase commitments	45,931	1,158	774	74	—	—	47,937
Other commitments	31,720	5,404	5,292	3,756	3,778	11,978	61,928
Total commitments	€118,147	€56,691	€49,852	€32,187	€24,833	€75,784	€357,494

Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees, regardless of the actual number of subscribers to the programming services or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems. Other purchase obligations consist of commitments to purchase customer premises equipment that are enforceable and legally binding on us.

Other commitments consist of commitments to rebuild or upgrade cable systems and to extend the cable network to new developments, and perform network maintenance, and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.

Contingent Obligations

In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, franchise authorities and municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.

Guarantees and Other Credit Enhancements

In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors and (iv) other parties. In addition, we have provided performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

Legal Proceedings and Other Contingencies

Price Review in the Netherlands  –  On September 28, 2005, the Dutch competition authority, NMA informed UPC NL, our Dutch subsidiary, that it had closed its investigation with respect to the price increases for our analogue video services in 2003-2005. The NMA conclude that the price increases were not excessive and therefore we did not abuse our dominant position in the analogue video services market. This decision will be for six weeks open for appeal by parties that can show to have an interest in the matter.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)

(unaudited)

Netherlands Regulatory Developments – The Netherlands has recently brought into effect a communications law that broadly transposes the EU Directives. The NRA is currently analyzing the 18 predefined markets and an additional nineteenth retail market for receipt of broadcast transmission signals to determine if any operator or service provider has Significant Market Power, which could lead to obligations being placed on us, especially with respect to television distribution (where we faced obligations under the old regime). In the last quarter of 2004, the incumbent telecommunications operator, KPN, requested access to our network to distribute television programming. The NRA has denied the request of KPN, stating that we have no obligation to lease capacity on our network to KPN. There have been long-standing debates in The Netherlands regarding the desirability of requiring cable operators to open their networks to unaffiliated Internet service providers. To date these discussions have not led to a requirement for cable operators to offer such an access service.

On May 19, 2005, the Dutch NRA, OPTA, published its draft decision on the wholesale market for transmission of broadcast signals and on the retail market for receipt of broadcast signals. In it, OPTA concluded that we have Significant Market Power on both of these markets. Consequently, OPTA is considering to impose an obligation on us to allow network access to content providers and packagers who are seeking to distribute content over our network which is not already part of our own basic tier television offering. This access must be offered at cost oriented prices which are regulated by OPTA. Furthermore, we would be obliged to grant program providers access to our basic tier offering in certain circumstances.

With respect to the “retail market for receipt of broadcast signals”, OPTA is considering introducing an obligation for us to charge cost oriented subscription fees for our basic tier television offering, with prices to be regulated by the NRA. Furthermore, we are required to indicate to our customers which part of the subscription fees relates to network costs and which part relates to programming costs.

We have disputed these findings in the ongoing consultation process and intend to continue to do so, if OPTA were to maintain its position in the final decision, which is expected to be taken at the end of 2005 or the beginning of 2006 (following notification to the European Commission). The draft decisions are expected to be submitted to the European Commission for approval before the end of September 2005.

Income Taxes – We operate in numerous countries in Europe and accordingly we are subject to, and pay annual income taxes under, the various income tax regimes in the countries in which we operate. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, we may be subject to a review of our historic income tax filings. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. We have accrued income taxes (and related interest and penalties, if applicable) for amounts that represent income tax exposure items in tax years for which additional income taxes may be assessed.

In addition to the foregoing items, we have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In our opinion, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

12.                               Segment Reporting

Our European subsidiaries provide broadband communications services, and we identify our reportable segments as (i) those consolidated subsidiaries that represent 10% or more of our revenue, operating cash flow (as defined below), or total assets, and (ii) those equity method affiliates where our investment or share of operating cash flow represents 10% or more of our total assets or operating cash flow, respectively. In certain cases, we may elect to include an operating segment in our segment disclosure that

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)

(unaudited)

does not meet the above-described criteria for a reportable segment. We evaluate performance and make decisions about allocating resources to our operating segments based on financial measures such as revenue and operating cash flow. In addition, we review non-financial measures such as subscriber growth and penetration, as appropriate.

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, impairment of long-lived assets and restructuring and other charges). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes and minority interests is presented below. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

For the three and six months ended June 30, 2005, we have identified the following consolidated operating segments as our reportable segments:

•                  The Netherlands

•                  France

•                  Austria

•                  Other Western Europe

•                  Hungary

•                  Other Central and Eastern Europe

All of the reportable segments set forth above provide broadband communications services. The UPC Broadband operating segments provide video, voice and Internet access services in 12 European countries. Other Western Europe includes our operating segments in Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Corporate and other includes our corporate segment.

Prior to January 2005, the Internet division of chellomedia, which we refer to as chello broadband, provided Internet access, on-line content, product development and other support activity for UPC Broadband’s broadband Internet access business. In connection with the transfer of the assets and liabilities of chello broadband from chellomedia to UPC Broadband, together with the day-to-day management of the broadband Internet access business, we began reporting chello broadband as a component of UPC Broadband effective January 1, 2005. In addition, in connection with the LGI Combination, we decided that we would provide additional reportable segments within UPC Broadband and that UPC Broadband would allocate certain costs, which previously had been reflected in the

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)

(unaudited)

corporate and other category, to its operating segments. The segment information for the three and six months ended June 30, 2004 has been restated to reflect the above-described changes.

Performance Measures of Our Reportable Segments

The total revenue and operating cash flow of our reportable segments are set forth below (in thousands):

	Revenue		Operating Cash Flow
	Three months ended June 30		Three months ended June 30
	2005	2004	2005	2004
The Netherlands	€155,043	€143,239	€67,865	€71,505
France	101,720	25,717	16,894	1,236
Austria	64,816	63,024	27,649	25,306
Other Western Europe	53,673	48,786	22,253	17,907
Total Western Europe	375,252	280,766	134,661	115,954
Hungary	56,365	42,935	21,594	16,555
Other Central and Eastern Europe	67,178	49,487	27,364	19,253
Total Central and Eastern Europe	123,543	92,422	48,958	35,808
Corporate and other	17	308	(1,070)	32
Total UPC Holding	€498,812	€373,496	€182,549	€151,794

	Revenue		Operating Cash Flow
	Six months ended June 30		Six months ended June 30
	2005	2004	2005	2004
The Netherlands	€310,817	€283,607	€148,117	€144,248
France	202,213	50,663	36,050	3,325
Austria	129,588	123,982	55,234	50,518
Other Western Europe	104,510	94,169	42,213	35,110
Total Western Europe	747,128	552,421	281,614	233,201
Hungary	111,406	83,412	43,332	32,674
Other Central and Eastern Europe	131,075	95,440	54,424	37,452
Total Central and Eastern Europe	242,481	178,852	97,756	70,126
Corporate and other	25	462	(1,266)	(940)
Total UPC Holding	€989,634	€731,735	€378,104	€302,387

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)

(unaudited)

Total Assets of Our Reportable Segments

The total assets of our reportable segments are set forth below (in thousands):

	UPC Holding Post-LGI Combination	UPC Holding Post-LGI Combination
	June 30, 2005	December 31, 2004
The Netherlands	€2,225,190	€1,484,465
France	1,007,006	878,765
Austria	870,999	606,809
Other Western Europe	692,646	464,929
Total Western Europe	4,795,841	3,434,968
Hungary	594,799	390,820
Other Central and Eastern Europe	896,087	384,087
Total Central and Eastern Europe	1,490,886	774,907
Corporate and other	546,961	616,565
Total UPC Holding	€6,833,688	€4,826,440

The following table provides a reconciliation of total segment operating cash flow to earnings (loss) before income taxes and minority interest (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Total segment operating cash flow	€182,549	€151,794	€378,104	€302,387
Related party management fees	(2,189)	(103)	(3,759)	(161)
Depreciation and amortization	(145,582)	(145,332)	(287,118)	(285,951)
Restructuring charges and other	6,271	(4,207)	5,872	(14,447)
Stock-based compensation	(7,353)	(2,074)	(10,376)	(9,499)
Operating income (loss)	33,696	78	82,723	(7,671)
Interest income	1,215	857	2,935	1,718
Interest expense, net	(48,257)	(46,207)	(92,337)	(112,083)
Interest expense – related party	(140,141)	(172,069)	(268,085)	(317,659)
Foreign currency transaction gains, net	(122,920)	5,482	(141,691)	1,291
Gain on derivative instruments	60,382	5,317	75,696	2,101
Gain (loss) on extinguishment of debt	—	3,187	(9,127)	28,441
Share in results of affiliates, net	(170)	1,125	(328)	751
Other income (expense), net	65	114	(465)	2,998
Loss before income taxes and other items	(216,130)	(202,116)	(350,679)	(400,113)
Other, net	(4,529)	(103)	(7,253)	(713)
Net loss	€(220,659)	€(202,219)	€(357,932)	€(400,826)

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)

(unaudited)

Geographic Segments

The revenue of our geographic segments is set forth below (in thousands):

	Revenue
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
The Netherlands	€155,043	€143,239	€310,817	€283,607
France	101,720	25,717	202,213	50,663
Austria	64,816	63,024	129,588	123,982
Norway	26,941	23,682	51,506	44,283
Sweden	18,861	17,574	37,376	35,174
Belgium	7,871	7,530	15,628	14,712
Total Western Europe	375,252	280,766	747,128	552,421
Hungary	56,365	42,935	111,406	83,412
Poland	26,823	21,110	53,521	39,773
Czech Republic	19,884	16,534	39,390	32,495
Slovak Republic	7,728	6,547	15,355	12,911
Romania	7,457	5,296	14,189	10,261
Slovenia	5,286	—	8,620	—
Total Central and Eastern Europe	123,543	92,422	242,481	178,852
Corporate and other	17	308	25	462
Total UPC Holding	€498,812	€373,496	€989,634	€731,735

13.                               Subsequent Events

Astral Acquisition Agreement

On July 2, 2005, UGC Europe B.V., a subsidiary of UPC, reached an agreement to acquire Astral Telecom SA (“Astral”), a broadband telecommunications operator in Romania, from a group of Romanian entrepreneurs, foreign investors and AIG New Europe Fund. We will acquire 100% of the shares of Astral for a cash purchase price of $404.5 million. To the extent that the transaction has not closed by September 22, 2005, the cash purchase price is subject to upward adjustments of $3.6 million during the first 30-day period, $4.0 million during the second 30-day period, and $4.4 million during the third and all subsequent 30-day periods beginning after that date. The transaction, which is subject to approval by the Romanian competition authorities and other customary closing conditions, is expected to close in the fourth quarter of 2005.

UPC Holding Senior Notes

On July 22, 2005, UPC Holding completed the offering and sale of € 500.0 million 7.75% Senior Notes due January 15, 2014. Interest is payable semi-annually on January 15 and July 15 of each year. The notes are senior obligations that rank equally with all of the existing and future senior debt and senior to all existing and future subordinated debt. The notes are secured by a first-ranking pledge over all the shares of UPC Holding. The notes are structurally subordinated to the debt of all of UPC Holding’s subsidiaries.

At any time prior to July 15, 2008, UPC Holding may redeem some or all of the notes by paying a “make-whole” premium, as stated in the offering memorandum.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements June 30, 2005 (Continued)

(unaudited)

At any time on or after July 15, 2008, UPC Holding may redeem some or all of the notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts, if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on July 15 of the years set out below:

Year	Percentage
2008	107.750%
2009	103.875%
2010	101.938%
2011 and thereafter	100.000%

In addition, at any time prior to July 15, 2008, UPC Holding may redeem up to 35% of the notes with the net proceeds from one or more specified equity offerings.

UPC Holding may redeem all of the notes at a price equal to their principal amount plus accrued and unpaid interest upon the occurrence of certain changes in tax law. If UPC Holding or certain of its subsidiaries sell certain assets or experience specific changes in control, UPC Holding must offer to repurchase the notes.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion provides additional information to the accompanying unaudited condensed consolidated financial statements and notes to help provide an understanding of our financial condition, changes in our financial condition and results of operations. This discussion is organized as follows:

•                  Forward Looking Statements.  This section provides a description of certain of the factors that could cause actual results or events to differ materially from anticipated results or events.

•                  Overview.  This section provides a general description of our business and recent events.

•                  Results of Operations.  This section provides an analysis of our results of operations for the three and six months ended June 30, 2005 and 2004.

•                  Liquidity and Capital Resources.  This section provides an analysis of our corporate and subsidiary liquidity, condensed consolidated cash flow statements, and our off balance sheet arrangements and contractual commitments.

•                  Market Risk Management.  This section describes our exposure to potential loss arising from adverse changes in interest rates, foreign exchange rates and equity prices.

The capitalized terms used below have been defined in the notes to the accompanying condensed consolidated financial statements. In the following text, “UPC Holding”, “we”, “us” and “our” refer to UPC Holding B.V. and its consolidated subsidiaries.

Unless otherwise indicated, convenience translations into euros are calculated as of June 30, 2005.

Forward Looking Statements

Certain statements in this quarterly financial report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that statements in this quarterly financial report are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties. In particular, statements within the Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Quantitative and Qualitative Disclosures About Market Risk contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

•                  economic and business conditions and industry trends in the countries in which we operate;

•                  currency exchange risks;

•                  consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•                  changes in television viewing preferences and habits by our subscribers and potential subscribers;

•                  consumer acceptance of existing service offerings, including our newer digital video, voice and Internet access services;

•                  consumer acceptance of new technology, programming alternatives and broadband services that we may offer;

•                  our ability to manage rapid technological changes and grow our digital video, voice and Internet access services;

•                  the regulatory and competitive environment of the broadband communications and programming industries in the countries in which we, and the entities in which we have interests, operate;

•                  continued consolidation of the broadband distribution industry;

•                  uncertainties inherent in the development and integration of new business lines and business strategies;

•                  the expanded deployment of personal video recorders and the impact on television advertising revenue;

•                  capital spending for the acquisition and/or development of telecommunications networks and services;

•                  uncertainties associated with product and service development and market acceptance, including the development and provision of programming, for new television and telecommunications technologies;

•                  future financial performance, including availability, terms and deployment of capital;

•                  the ability of suppliers and vendors to deliver products, equipment, software and services;

•                  the outcome of any pending or threatened litigation;

•                  availability of qualified personnel;

•                  changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings, including regulatory proceedings in The Netherlands;

•                  government intervention that opens our broadband distribution networks to competitors;

•                  our ability to successfully negotiate rate increases with local authorities;

•                  changes in the nature of key strategic relationships with partners and joint venturers;

•                  uncertainties associated with our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions;

•                  our ability to obtain regulatory approval and satisfaction of other conditions necessary to close announced transactions, including the proposed acquisition of Astral;

•                  competitor responses to our products and services, and the products and services of the entities in which we have interests.

You should be aware that the video, voice and Internet access services industries are changing rapidly, and, therefore, the forward-looking statements of expectations, plans and intent in this quarterly financial report are subject to a greater degree of risk than similar statements regarding certain other industries.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this quarterly financial report, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

Overview

We are an international broadband communications provider of video, voice and Internet access services with consolidated operations in 12 European countries.

We have completed a number of acquisitions during the past 18 months that have expanded our footprint and the scope of our business. We acquired (i) Noos, a broadband communications provider in France, on July 1, 2004, (ii) Telemach, a broadband communications provider in Slovenia, on February 10, 2005, and (iii) a number of less significant entities.

For additional information concerning our closed acquisitions, see note 5 to the accompanying condensed consolidated financial statements.

Through our subsidiaries and affiliates, we are the largest broadband cable operator in Europe in terms of subscribers. At June 30, 2005, our consolidated subsidiaries owned and operated networks that passed approximately 14.0 million homes and served approximately 10.1 million revenue generating units (RGUs), consisting of approximately 8.1 million video subscribers, 1.4 million broadband Internet subscribers and 0.6 million telephone subscribers.

In general, we are focused on growing our subscriber base and average revenue per subscriber by launching bundled entertainment, information and communications services, upgrading the quality of our networks where appropriate, leveraging the reach of our broadband distribution systems to create new content opportunities and entering into strategic alliances and acquisitions in order to increase our distribution presence and maximize operating efficiencies.

Including the effects of acquisitions, we added a total of 418,000 RGUs during the six months ended June 30, 2005. Excluding the effects of acquisitions, we added total RGUs of 277,761 during the same period. Most of this growth is attributable to the growth of our Internet access and digital telephony services as significant increases in digital video RGUs were largely offset by declines in analog video RGUs. In addition to RGU growth, we also focus on increasing the average revenue we receive from each household by increasing the penetration of new services through product bundling or other means. We plan to continue increasing revenue and operating cash flow in 2005 by making acquisitions, selectively extending and upgrading our existing networks to reach new customers, increasing rates for our video services in certain locations, migrating more customers to our digital video offerings, which include premium programming and enhanced pay-per-view services, and growing the RGUs in our existing customer base by increasing the penetration of our services.

Our analog video service offerings include basic programming and expanded basic programming. We tailor both our basic channel line-up and our additional channel offerings to each system according to culture, demographics, programming preferences and local regulation. Our digital video service offerings include basic programming, premium services and pay-per-view programming, including near video-on-demand, (NVOD) and video on demand (VOD) in some markets. We offer broadband Internet access services in all of our markets. Residential subscribers can access the Internet via cable modems connected to their personal computers at faster speeds than that of conventional dial-up modems. We determine pricing for each different tier of Internet access service through analysis of speed, data limits, market conditions and other features.

We offer telephony services in six countries in Europe, primarily over our broadband networks. We also have begun offering telephony services in The Netherlands, France and Hungary through Voice over Internet Protocol (VoIP), and we plan to launch VoIP telephony services in several additional markets in Europe in 2005 and 2006.

We believe that there is and will continue to be growth in the demand for broadband video, telephony and Internet access services in the markets where we do business. We believe our triple play offering of video, telephony, and broadband access to the Internet will continue to prove attractive to our existing customer base and allow us to be competitive and grow our business. The video, telephony and Internet access businesses in which we operate are capital intensive. Significant capital expenditures are required to add customers to our networks, including expenditures for labor and equipment costs. As technology changes in the video, telephony and Internet access industries, we may need to upgrade our systems to compete effectively in markets beyond what we currently plan. We may not have enough capital available from cash on hand, existing credit facilities and cash to be generated from operations for future capital needs. If we are unable to pay for costs associated with adding new customers, expanding or upgrading our networks or making our other planned or unplanned capital expenditures, our growth could be limited and our competitive position could be harmed.

Results of Operations

The comparability of our operating results during the 2005 and 2004 interim periods are affected by our acquisition of Noos during 2004, and our acquisition of Telemach and other less significant acquisitions during 2005. The primary effect of the application of push down accounting in connection with LGI

Combination will be to increase our depreciation and amortization expense in future periods Refer to note 2 to the accompanying condensed consolidated financial statements. Due to the fact that the LGI Combination occurred near the end of the second quarter of 2005, the effect on our depreciation and amortization expense for the six months ended June 30, 2005 was not material.

Changes in foreign currency exchange rates have a significant impact on our operating results as some of our operating segments have functional currencies other than the euro, approximately 34% of our euro revenue during the six months ended June 30, 2005 was derived from subsidiaries whose functional currency is other than the euro, including the Hungarian forint, the Polish Zloty and the Czech Koruna.

Discussion and Analysis of our Reportable Segments

Our operating segments provide video, voice and Internet access services in 12 European countries. Other Western Europe includes our operating segments in Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Corporate and other includes our corporate segment.

For additional information concerning our reportable segments, including a discussion of our performance measures and a reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes and minority interests, see note 12 to the accompanying condensed consolidated financial statements.

The tables presented below in this section provide a separate analysis of each of the line items that comprise operating cash flow (revenue, operating expenses and SG&A expenses) as well as an analysis of operating cash flow by reportable segment for the three and six months ended June 30, 2005, as compared to corresponding prior year periods. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative interim periods, (ii) the euro change and percentage change from period to period, and (iii) the euro equivalent of the change and the percentage change from period to period, after removing foreign currency effects (FX). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue of our Reportable Segments

The revenue of our reportable segments is presented below for the indicated interim periods (in thousands):

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€155,043	€143,239	€11,804	8%	€11,804	8%
France	101,720	25,717	76,003	296%	76,003	296%
Austria	64,816	63,024	1,792	3%	1,792	3%
Other Western Europe	53,673	48,786	4,887	10%	4,320	9%
Total Western Europe	375,252	280,766	94,486	34%	93,919	33%
Hungary	56,365	42,935	13,430	31%	12,885	30%
Other Central and Eastern Europe	67,178	49,487	17,691	36%	12,226	25%
Total Central and Eastern Europe	123,543	92,422	31,121	34%	25,111	27%
Corporate and other	17	308	(291)	(94)%	(291)	(94)%
Total UPC Holding	€498,812	€373,496	€125,316	34%	€118,739	32%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€310,817	€283,607	€27,210	10%	€27,210	10%
France	202,213	50,663	151,550	299%	151,550	299%
Austria	129,588	123,982	5,606	5%	5,606	5%
Other Western Europe	104,510	94,169	10,341	11%	8,413	9%
Total Western Europe	747,128	552,421	194,707	35%	192,779	35%
Hungary	111,406	83,412	27,994	34%	24,169	29%
Other Central and Eastern Europe	131,075	95,440	35,635	37%	23,283	24%
Total Central and Eastern Europe	242,481	178,852	63,629	36%	47,452	27%
Corporate and other	25	462	(437)	(95)%	(437)	(95)%
Total UPC Holding	€989,634	€731,735	€257,899	35%	€239,794	33%

The Netherlands.  The Netherlands’ revenue increased 8% and 10% during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods. The majority of these increases is attributable to higher average monthly revenue from all sources per RGU (ARPU), due primarily to rate increases for video services and increased penetration of telephony and broadband Internet services. The impact of these factors on ARPU during the three and six month periods was somewhat offset by the movement of new and existing broadband Internet subscribers to lower priced tiers. Higher average RGUs also contributed to the increases during the three and six month periods, as increases in broadband Internet and telephony RGUs were only partially offset by declines in video RGUs.

OPTA, the Dutch national regulatory agency is considering introducing rate regulations on a cost oriented basis of subscription fees for basic tier television offerings. Adverse outcome of the regulatory initiatives by OPTA could have a significant negative impact on UPC’s ability to maintain or grow its video services revenue in the Netherlands.

France.  France’s revenue increased €76.0 million and € 151.5million during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods. The effects of the Noos acquisition accounted for €72.9 million and € 145.3 million respectively, of such increases. The majority of the remaining increases is attributable to higher ARPU resulting primarily from growth in France’s digital video and broadband Internet services. Increases in the average number of digital video and broadband Internet and telephony RGUs during the three and six month periods also contributed to the increases.

Austria.  Austria’s revenue increased 3% and 5% during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods. These increases are attributable to increases in the average number of RGUs during the three and six month periods, as increases in broadband Internet and video RGUs more than offset small declines in telephony RGUs. The growth in video RGUs is primarily attributable to growth in digital television services. ARPU remained relatively constant over the 2005 and 2004 three and six month periods.

Other Western Europe.  Other Western Europe’s revenue increased € 4.9 million and €10.3 million during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods. Excluding the effect of acquisitions and the increases associated with foreign exchange rate fluctuations, Other Western Europe’s revenue increased €3.0 million or 6% and €7.1 million or 8% during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods. These increases are due primarily to increases in the average number of broadband Internet and video RGUs during the three and six month periods. The growth in video RGUs is primarily attributable to growth in digital video services. Increases in ARPU also contributed to the increases during the three and six month periods.

Hungary.  Hungary’s revenue increased 31% and 34% during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods. Excluding the effects of foreign exchange rate fluctuations, such increases were 30% and 29%, respectively. A significant portion of each of these increases is attributable to higher ARPU, due primarily to rate increases for video services and increased proportions of broadband Internet and DTH subscribers. Increases in the average number of DTH and broadband Internet RGUs and, to a lesser extent, telephony and analog video RGUs, also contributed to the increases during the three and six month periods. The increases in telephony RGUs were primarily driven by VoIP telephony sales. Approximately one quarter of the overall local currency increases relates to growth in the comparatively low margin telephony transit service business.

Other Central and Eastern Europe.  Other Central and Eastern Europe’s revenue increased €17.7 million and €35.6 million during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods. The effects of the Telemach acquisition accounted for €5.3 million and €8.6 million respectively, of such increases. Excluding the increases associated with this acquisition and foreign exchange rate fluctuations, Other Central and Eastern Europe’s revenue increased €6.9 million or 14% and €14.7 million or 15% during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods. Higher ARPU and growth in average RGUs contributed somewhat equally to these increases. The growth in RGUs is primarily attributable to increases in the average number of broadband Internet and video RGUs, with most of the broadband Internet growth in Poland and the Czech Republic, and most of the video growth in Romania.

Operating Expenses of our Reportable Segments

The operating expenses of our reportable segments are presented below for the indicated interim periods (in thousands):

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€50,202	€42,079	€8,123	19%	€8,123	19%
France	53,356	14,354	39,002	272%	39,002	272%
Austria	24,564	24,125	439	2%	439	2%
Other Western Europe	21,041	20,667	374	2%	116	1%
Total Western Europe	149,163	101,225	47,938	47%	47,680	47%
Hungary	24,856	17,995	6,861	38%	11,356	63%
Other Central and Eastern Europe	25,996	19,557	6,439	33%	5,661	29%
Total Central and Eastern Europe	50,852	37,552	13,300	35%	17,017	45%
Corporate and other	543	(925)	1,468	159%	1,468	159%
Total UPC Holding	€200,558	€137,852	€62,706	45%	€66,165	48%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€94,345	€82,076	€12,269	15%	€12,269	15%
France	104,760	28,754	76,006	264%	76,006	264%
Austria	48,681	46,959	1,722	4%	1,722	4%
Other Western Europe	41,349	38,587	2,762	7%	1,915	5%
Total Western Europe	289,135	196,376	92,759	47%	91,912	47%
Hungary	48,817	35,793	13,024	36%	11,356	32%
Other Central and Eastern Europe	50,659	38,796	11,863	31%	6,969	18%
Total Central and Eastern Europe	99,476	74,589	24,887	33%	18,325	25%
Corporate and other	613	(1,538)	2,151	140%	2,151	140%
Total UPC Holding	€389,224	€269,427	€119,797	44%	€112,388	42%

General.  Operating expenses include programming, network operations, customer operations, customer care and other direct costs. Programming costs, which represent a significant portion of our operating costs, are expected to rise in future periods as a result of the expansion of service offerings and the potential for price increases. Any cost increases that we are not able to pass on to our subscribers through service rate increases would result in increased pressure on our operating margins.

Operating expenses for UPC Holding increased €62.7 million and € 119.8 million during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods. The aggregate effects of the Noos, Telemach and other less significant acquisitions accounted for €40.4 million and €77.6 million, respectively, of such increases. Excluding the increases associated with these transactions and foreign exchange rate fluctuations, UPC Holding’s operating expenses increased € 26.7 million or 19% and €35.7 million or 13% during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods, primarily due to the following factors:

•                  Increases in direct programming and copyright costs of €6.2 million and €13.5 million during the three and six month periods, respectively, primarily due to subscriber growth on the digital and DTH platforms, and to a lesser extent, increased content, higher chellomedia charges for programming and consumer price index rate increases.

•                  Increases in interconnect costs of €4.4 million and € 7.3 million during the three and six month periods, respectively, primarily due to growth in telephony transit service activity in Hungary and growth in VoIP telephony subscribers in The Netherlands, France and Hungary.

•                  Increase in salaries and other staff related costs of €3.0 million and €7.4 million during the three and six month periods, respectively, primarily reflecting increased staffing levels including increased use of temporary personnel, particularly in the customer care and customer operations areas, to sustain the higher levels of activity resulting from:

•                  higher subscriber numbers;

•                  the greater volume of calls per subscriber that the increased proportion of digital video, data and telephony subscribers give rise to compared to an analog video subscriber;

•                  increased customer service standard levels; and

•                  annual wage increases.

•                  Increases in bad debt charges of €2.0 million and € 1.5 million during the three and six months, respectively, portions of which are attributable to a deterioration in collection experience with respect to Hungary’s DTH business; and

•                  Increases in franchise fees, primarily in The Netherlands, of € 0.7 million and €1.9 million during the three and six month periods, respectively, primarily reflecting the impact of rate increase negotiations with various municipalities in The Netherlands during 2004.

SG&A Expenses of our Reportable Segments

The S&G Expenses of our reportable segments are presented below for the indicated interim periods (in thousands):

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€36,976	€29,655	€7,321	25%	€7,321	25%
France	31,470	10,127	21,343	211%	21,343	211%
Austria	12,603	13,593	(990)	(7)%	(990)	(7)%
Other Western Europe	10,379	10,212	167	2%	75	1%
Total Western Europe	91,428	63,587	27,841	44%	27,749	44%
Hungary	9,915	8,385	1,530	18%	1,434	17%
Other Central and Eastern Europe	13,819	10,677	3,142	29%	1,965	18%
Total Central and Eastern Europe	23,734	19,062	4,672	25%	3,399	18%
Corporate and other	543	1,201	(658)	(55)%	(658)	(55)%
Total UPC Holding	€115,705	€83,850	€31,855	38%	€30,490	36%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€68,355	€57,283	€11,072	19%	€11,072	19%
France	61,403	18,584	42,819	230%	42,819	230%
Austria	25,673	26,505	(832)	(3)%	(832)	(3)%
Other Western Europe	20,948	20,472	476	2%	97	0.5%
Total Western Europe	176,379	122,844	53,535	44%	53,156	43%
Hungary	19,257	14,945	4,312	29%	3,659	24%
Other Central and Eastern Europe	25,993	19,192	6,801	35%	4,233	22%
Total Central and Eastern Europe	45,250	34,137	11,113	33%	7,892	23%
Corporate and other	677	2,940	(2,263)	(77)%	(2,263)	(77)%
Total UPC Holding	€222,306	€159,921	€62,385	39%	€58,785	37%

General.  SG&A expenses include human resources, information technology, general services, management, finance, legal and marketing costs and other general expenses.

UPC’s SG&A expenses increased €31.9 million and €62.4 million during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods. The aggregate effects of the Noos, Telemach and other less significant acquisitions accounted for €21.5 million and €43.0 million, respectively, of such increases. Excluding the increases associated with these transactions and foreign exchange rate fluctuations, the SG&A expenses increased €9.1 million or 11% and €16.0 million or 10% during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods, primarily due to:

(i)             An increase in sales and marketing expenses and commissions of €6.4 million and €12.8 million during the three and six month periods, respectively, reflecting the cost of marketing campaigns and the greater number of gross subscriber additions for data and telephony services;

(ii)          An increase in salaries and other staff related costs of € 3.7 million and €6.9 million during the three and six month periods, respectively, reflecting increased staffing levels in sales and marketing and information technology functions, as well as annual wage increases; and

(iii)       Increases in consulting and contractor costs of €5.5 million during the six month period, reflecting an increased level of support for certain information technology projects, as well as professional advisor fees with respect to compliance with the implementation of Sarbanes-Oxley Act of 2002. Such consulting and contractor costs remained relatively constant over the 2005 and 2004 three month periods.

Operating Cash Flow of our Reportable Segments

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, impairment of long-lived assets and restructuring and other charges). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. For a reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes and minority interests, see note 12 to the accompanying condensed consolidated financial statements. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

Operating Cash Flow of our Reportable Segments

The operating cash flow of our reportable segments is presented below for the indicated interim periods (in thousands):

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€67,865	€71,505	€(3,640)	(5)%	€(3,640)	(5)%
France	16,894	1,236	15,658	1,267%	15,658	1,267%
Austria	27,649	25,306	2,343	9%	2,343	9%
Other Western Europe	22,253	17,907	4,346	24%	4,128	23%
Total Western Europe	134,661	115,954	18,707	16%	18,489	16%
Hungary	21,594	16,555	5,039	30%	4,830	29%
Other Central and Eastern Europe	27,364	19,253	8,111	42%	5,981	31%
Total Central and Eastern Europe	48,958	35,808	13,150	37%	10,811	30%
Corporate and other	(1,070)	32	(1,102)	(3,444)%	(1,102)	(3,444)%
Total UPC Holding	€182,549	€151,794	€30,755	20%	€28,198	19%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
The Netherlands	€148,117	€144,248	€3,869	3%	€3,869	3%
France	36,050	3,325	32,725	984%	32,725	984%
Austria	55,234	50,518	4,716	9%	4,716	9%
Other Western Europe	42,213	35,110	7,103	20%	6,402	18%
Total Western Europe	281,614	233,201	48,413	21%	47,712	20%
Hungary	43,332	32,674	10,658	33%	9,154	28%
Other Central and Eastern Europe	54,424	37,452	16,972	45%	12,082	32%
Total Central and Eastern Europe	97,756	70,126	27,630	39%	21,236	30%
Corporate and other	(1,266)	(940)	(326)	(35)%	(326)	(35)%
Total UPC Holding	€378,104	€302,387	€75,717	25%	€68,622	23%

For a discussion of the factors contributing to the changes in operating cash flow of our reportable segments, see the above analyses of revenue, operating expenses and SG&A expenses.

Discussion and Analysis of our Historical Operating Results

General

As noted above, the effects of the acquisitions have affected the comparability of our results of operations during the 2005 and 2004 interim periods. Unless otherwise indicated in the discussion below, the significant increases in our historical revenue, expenses and other items during the three and six months ended June 30, 2005, as compared to the three and six months ended June 30, 2004, are primarily attributable to the effects of these transactions. For more detailed explanations of the changes in our revenue, operating expenses and SG&A expenses, see the Discussion and Analysis of Reportable Segments that appears above.

Revenue

Our total consolidated revenue increased €125.3 million and €257.9 million during the three and six months ended June 0, 2005, as compared to the corresponding prior year periods. The effects of the Noos, Telemach and other less significant acquisitions accounted for €79.6 million and €155.2 million, respectively of such increases. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated revenue increased €39.1 million or 10% and €84.5 million or 12% during the three and six month periods, respectively, as compared to the corresponding prior year periods. As discussed in greater detail under Discussion and Analysis of Reportable Segments above, most of these increases are attributable to RGU growth.

Operating expense

Our total consolidated operating expense increased €62.7 million and €119.8 million during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods. The effects of the Noos, Telemach and other less significant acquisitions accounted for €40.4 million and €77.6 million, respectively, of such increases. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated operating expense increased €25.8 million or 19% and €34.8 million or 13% during the three and six month periods, respectively, as compared to the corresponding prior year periods. As discussed in more detail under Discussion and Analysis of Reportable Segments above, these increases generally reflect increases in (i) labor costs, (ii) programming costs, (iii) interconnect costs, and (iv) less significant increases in other expense categories. Most of these increases are a function of increased volumes or levels of activity associated with the increase in our customer base.

SG&A expense

Our total consolidated SG&A expense increased €31.9 million and € 62.4 million during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods. The effects of the Noos, Telemach and other less significant acquisitions accounted for €21.6 million and €43.0 million, respectively, of such increases. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated SG&A expense increased €8.9 million or 11% and € 15.8 million or 10% during the three and six month periods, respectively, as compared to the corresponding prior year periods. As discussed in more detail under Discussion and Analysis of Reportable Segments above, these increases generally reflect increases in (i) marketing, advertising and commissions and (ii) labor costs. The increases in our marketing, advertising and commissions expenses primarily are attributable to our efforts to increase our RGUs. The increases in our labor costs primarily are a function of the increased levels of activity associated with the increase in our customer base.

Stock-based compensation charges (credits)

A summary of our stock-based compensation charges (credits) is set forth below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Stock appreciaiton rights	€5,967	€2,074	€8,990	€9,499
Stock options (variable plan)	1,386	—	1,386	—
Total stock based compensation	€7,353	€2,074	€10,376	€9,499

As discussed in note 3 to the accompanying condensed consolidated financial statements, UGC stock incentive awards were converted into LGI stock incentive awards in connection with the LGI Combination. Accordingly, our stock-based compensation is based on the market value of UGC common stock prior to the LGI combination and the market value of LGI common stock following the LGI Combination. As a result of adjustments to certain terms of UGC stock incentive awards in connection with its rights offering in February 2004 and the LGI Combination in June 2005, all of the former UGC incentive awards are accounted for as variable-plan awards. Fluctuations in our stock-based compensation expense during the three and six month periods are largely a function of changes in the market price of the underlying common stock. Due to the use of variable-plan accounting for our stock incentive awards, stock-based compensation expense with respect to such stock incentive awards is subject to adjustment in future periods based on the market value of the underlying common stock and vesting schedules, and ultimately on the final determination of market value when the incentive awards are exercised. For additional information concerning stock-based compensation, see note 3 to the accompanying condensed consolidated financial statements.

Depreciation and amortization

Depreciation and amortization expense increased €0.3 million and € 1.2 million during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods. Excluding the effects of the Noos, Telemach and other less significant acquisitions and the effects of foreign currency exchange rate fluctuations, depreciation and amortization expense decreased €26.0 million and €50.7 million during the three and six months ended June 30, 2005 and 2004, respectively, as compared to the corresponding prior year periods. These decreases are due primarily to (i) the impact of certain information technology and other assets becoming fully depreciated during the last half of 2004 and (ii) the impact during the 2004 periods of the acceleration of the depreciation of certain customer premises equipment that was targeted for replacement.

Interest expense

Interest expense decreased €29.9 million and €69.3 million during the three and six months ended June 30, 2005, respectively, as compared to the corresponding prior year periods. This decrease is mainly associated with a lower weighted average interest rate on borrowings under the UPC Broadband Holding Bank Facility and the shareholder loan in 2005, see note 9 to the accompanying condensed consolidated financial statements.

Realized and unrealized gains on derivative instruments, net

The details of our realized and unrealized gains on derivative instruments, net are as follows for the indicated interim periods (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
UPC Broadband Holding Cross currency, interest rate swaps and caps	€59,966	€5,317	€75,341	€2,101
Embedded foreign exchange derivatives	416	—	355	—
Total	€60,382	€5,317	€75,696	€2,101

The increase in the unrealized gains on the UPC Broadband Holding cross currency and interest rate swaps and caps is attributable to the net effect of (i) larger notional amounts during the three and six months ended June 30, 2005, as compared to the corresponding prior year periods, (ii) market movements with respect to the appreciation of the U.S. dollar exchange rate compared to the euro that caused the value of these contracts to increase, and (iii) market movements with respect to lower interest rates which decreased the market value of the contracts.

Foreign currency transaction losses, net

The details of our foreign currency transaction gains (losses) are as follows for the indicated interim periods (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Bank facility	€(110,582)	€(206)	€(141,199)	€(13,004)
Liquid Assets	2,188	(65)	(348)	158
Third Party Payables	(4,372)	(241)	(5,797)	(630)
Third Party Receivables	(116)	(28)	(234)	(27)
Intercompany Loans	(12,570)	3,105	2,761	13,796
Intercompany Payables	(4,219)	1,837	(6,766)	877
Intercompany Receivables	6,751	1,080	9,892	121
Foreign Exchange Gain (Loss)	€(122,920)	€5,482	€(141,691)	€1,291

Gain (loss) on extinguishment of debt

We recognized a gain (loss) on extinguishment of debt of (€9.1) million and €28.4 million during the six months ended June 30, 2005 and 2004, respectively. The 2005 loss represents the write-off of deferred financing costs in connection with the March 2005 refinancing of the UPC Broadband Holding Bank Facility. The 2004 gain includes a €25.3 million gain recognized in connection with the first quarter 2004 consummation of the plan of reorganization of UPC Polska.

Income tax expense

We recognized income tax benefit (expense) of (€10.4) million and (€ 0.6) million during the six months ended June 30, 2005 and 2004, respectively. The tax expense for the six months ended June 30, 2005 differs from the expected tax benefit of €109.0 million (based on the Dutch 31.5% income tax rate) due primarily to (i) a net increase in our valuation allowance established against currently arising deferred tax assets in certain tax jurisdictions, (ii) the realization of taxable foreign currency gains and losses in certain jurisdictions not recognized for financial reporting purposes, (iii) the impact of certain permanent differences between the financial and tax accounting treatment of interest and other items associated with cross jurisdictional intercompany loans and investments, and (iv) the impact of differences in the statutory and local tax rate in certain jurisdictions in which we operate. The tax expense for the six months ended

June 30, 2004 differs from the expected tax benefit of €11.7 million primarily due to an increase in valuation allowances against deferred tax assets, primarily in certain European tax jurisdictions.

Liquidity and Capital Resources

Sources and Uses of Cash

As a holding company, UPC Holding’s primary assets are its investments in consolidated subsidiaries. UPC Holding’s primary subsidiary is UPC Broadband Holding, which owns all of the operating subsidiaries that are consolidated by UPC Holding. As further discussed below, any distribution or advance of cash or other assets to UPC Holding from UPC Broadband Holding is subject to restrictions contained in the UPC Broadband Holding Bank Facility. As a result of these restrictions, we discuss separately below our current and future liquidity at the UPC Holding level and UPC Broadband Holding level.

On a consolidated basis, we believe that UPC Holding’s current sources of liquidity are sufficient to meet its known liquidity and capital needs through 2006. However, to the extent that we plan to grow UPC Holding’s business through acquisitions, we believe that UPC Holding may need additional sources of financing, most likely to come from the capital markets in the form of debt or equity financing or a combination of both.

Following the discussion of our sources and uses of liquidity, we present a discussion of our condensed consolidated cash flow statements.

The details of our consolidated cash and cash equivalents at June 30, 2005 are set forth in the following table (in thousands):

Cash and cash equivalents held by:
UPC Broadband Holding	€163,136
Operating subsidiaries	27,837
Total cash and cash equivalents	€190,973

UPC Holding Liquidity

At June 30, 2005, all of the consolidated unrestricted cash and cash equivalents of UPC Holding were held by UPC Broadband Holding and its subsidiaries, which are generally not available for distribution to UPC Holding in accordance with the terms of the UPC Broadband Holding Bank Facility. As further described below, UPC Holding received net proceeds of €491.2 million ($593.6 million) in connection with the issuance, subsequent to June 30, 2005, of the UPC Holding Senior Notes due 2014. Such net proceeds are expected to be available to satisfy the liquidity requirements of UPC Holding, and for acquisitions and other liquidity needs of UPC Broadband Holding and its subsidiaries, as well as other LGI subsidiaries outside of the UPC Holding consolidated group. To the extent that the full amount of net proceeds received from the issuance of the UPC Holding Senior Notes due 2014 is utilized by UPC Broadband Holding or other subsidiaries within the LGI consolidated group, UPC Holding would be dependent on advances or distributions from its subsidiaries or advances or capital contributions from other LGI subsidiaries outside of the UPC Holding consolidated group in order to satisfy its liquidity requirements. Interest and principal payments on the UPC Holding Senior Notes due 2014 represent the primary stand alone liquidity requirement of UPC Holding.

On July 29, 2005, UPC Holding issued €500 million ($607 million at July 29, 2005) principal amount of Senior Notes due 2014. The Senior Notes mature on January 15, 2014 and bear interest at a rate of 7.75% per annum. The Senior Notes are secured by a first ranking pledge of all shares of UPC Holding. For additional information concerning the UPC Holding Senior Notes due 2014, see Note 13 to the accompanying condensed consolidated financial statements.

UPC Broadband Holding Liquidity

At June 30, 2005, UPC Broadband Holding held cash and cash equivalents of €163.1 million. In addition to its cash and cash equivalents, UPC Broadband Holding’s sources of liquidity include borrowing availability under its existing credit facilities and the operating cash flow of its operating subsidiaries. The transfer of cash and other assets to UPC Broadband Holding from its operating subsidiaries is not subject to any restrictions.

At June 30, 2005, the UPC Broadband’s debt included outstanding euro denominated borrowings under three Facilities aggregating €1,690 million in equivalent U.S. dollars and U.S. denominated borrowings under two Facilities aggregating €1,467 million in equivalent euros. Two additional euro denominated Facilities under the UPC Broadband Holding Bank Facility provide up to €1 billion of aggregate borrowing capacity that can be used to finance additional permitted acquisitions and for general corporate purposes, subject to covenant compliance. Based on the June 30, 2005 covenant compliance calculations submitted to the lenders, the aggregate amount that was available for borrowing under these Facilities was approximately €458 million. As a result of scheduled changes in required covenants at December 31, 2005 and future compliance dates, the ability of UPC Broadband Holding to maintain or increase the borrowing availability under these Facilities is dependent on its ability to increase its EBITDA (as defined in the UPC Broadband Bank Facility) through acquisitions or otherwise, or reduce its senior debt. For additional information, see note 9 to the accompanying condensed consolidated financial statements.

On February 10, 2005, UPC Broadband Holding acquired 100% of the shares in Telemach, a broadband communications provider in Slovenia, for €71.0 million in cash.

In April 2005, a subsidiary of UPC Broadband Holding exercised its call right and purchased the remaining 19.9% minority interest in UPC Broadband France for €90.1 million in cash.

On July 22, 2005, UGC Europe B.V., an indirect subsidiary of UGC that is not owned by UPC Holding, reached an agreement to acquire Astral, a broadband telecommunications operator in Romania, from a group of Romanian entrepreneurs, foreign investors and AIG New Europe Fund. We will acquire 100% of the shares of Astral for a cash purchase price of $404.5 million (€334.4 million equivalent of at June 30, 2005 rate). To the extent that the transaction has not closed by September 22, 2005, the cash purchase price is subject to upward adjustments of $3.6 million during the first 30-day period, $4.0 million during the second 30-day period, and $4.4 million during the third and all subsequent 30-day periods beginning after that date. The transaction, which is subject to approval by the Romanian competition authorities and customary closing conditions, is expected to close in the fourth quarter of 2005. It is anticipated that the purchase price for the Astral acquisition will be founded partially by the proceeds of the Senior Notes, and partially by cash and additional borrowings of UPC Broadband Holding. Astral will be contributed to UPC Broadband Holding if and when the acquisition is consummated.

For information concerning UPC’s capital expenditure requirements, see the discussion under Condensed Consolidated Cash Flow Statements below.

Condensed Consolidated Cash Flow Statements

Our cash flows are subject to significant variations based on foreign currency exchange rates. See related discussion under Quantitative and Qualitative Disclosures about Market Risk below. See also our Discussion and Analysis of Reportable Segments above.

During the six months ended June 30, 2005, we used net cash provided by our operating activities of €289.5 million, net cash provided by financing activities of €165.3 million to fund net cash used in our investing activities of €393.9 million and an increase in our cash and cash equivalent balances of €60.9 million.

The net cash used by our investing activities during the six months ended June 30, 2005 includes cash paid for acquisitions of €166.7 million, capital expenditures of €229.6 million, and the net effect of other less significant sources and uses of cash.

Our consolidated capital expenditures were €229.6 million during the six months ended June 30, 2005, and €120.9 million during the six months ended June 30, 2004. We expect the 2005 capital expenditures to continue to significantly exceed the comparable prior year amounts throughout 2005 due primarily to: (i) costs for customer premises equipment as we expect to add more customers in 2005 than in 2004; (ii) increased expenditures for new build and upgrade projects to meet certain franchise commitments, increased traffic, expansion of services and other competitive factors; (iii) new initiatives such as our plan to invest more aggressively in digital television in certain locations and our launch of VoIP in major markets in Europe; and (iv) other factors such as improvements to our master telecom center, information technology upgrades and expenditures for our general support systems. In future periods, we expect to continue to focus on increasing the penetration of services in our existing upgraded footprint and efficiently deploying capital aimed at services that result in positive net cash flows.

During the six months ended June 30, 2005, the cash provided by our financing activities was €165.3 million. Such amount includes net borrowings of €198.9 million and cash paid for deferred financing costs of €33.6 million.

Off Balance Sheet Arrangements

In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors and (iv) other parties. In addition, we have provided performance and/or financial guarantees to our franchise authorities, customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

For a description of our contingent liabilities related to certain legal proceedings, see note 11 to the accompanying condensed consolidated financial statements.

We operate in numerous countries in Europe and accordingly we are subject to, and pay annual income taxes under, the various income tax regimes in the countries in which we operate. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, we may be subject to a review of our historic income tax filings. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. We have accrued income taxes (and related interest and penalties, if applicable) for amounts that represent income tax exposure items in tax years for which additional income taxes may be assessed.

In addition to the foregoing items, we have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In our opinion, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

Contractual Commitments

As of June 30, 2005, the euro equivalent (based on June 30, 2005 exchange rates) of our consolidated contractual commitments, classified by their currency denomination, are as follows:

	Payments due during
	Six months ended December 31, 2005	2006	2007	2008	2009	Thereafter	Total
Debt (excluding interest):
Euro	€995	€718	€648	€599	€1,225	€8,925,605	€8,929,790
U.S. dollar	—	—	—	—	2,170	1,465,400	1,467,570
	995	718	648	599	3,395	10,391,005	10,397,360
Capital leases (excluding interest):
Euro	183	384	409	435	462	3,638	5,511
Other (exc. U.S. dollar)*	2,267	2,434	1,813	1,998	2,206	17,195	27,913
	2,450	2,818	2,222	2,433	2,668	20,833	33,424
Operating leases:
Euro	20,882	30,104	27,710	17,060	12,596	32,430	140,782
Other (exc. U.S. dollar)*	6,803	9,186	9,254	7,681	7,453	17,237	57,614
	27,685	39,290	36,964	24,741	20,049	49,667	198,396
Programming and other purchase obligations:
Euro	57,270	9,883	4,846	2,344	—	—	74,343
Other (exc. U.S. dollar)*	1,472	2,114	2,750	1,346	1,006	14,139	22,827
	58,742	11,997	7,596	3,690	1,006	14,139	97,170
Other commitments:
Euro	25,314	5,216	5,104	3,756	3,778	11,978	55,146
Other (exc. U.S. dollar)*	6,406	188	188	—	—	—	6,782
	31,720	5,404	5,292	3,756	3,778	11,978	61,928
Total:
Euro	104,644	46,305	38,717	24,194	18,061	8,973,651	9,205,572
U.S. dollar	—	—	—	—	2,170	1,465,400	1,467,570
Other (exc. U.S. dollar)*	16,948	13,922	14,005	11,025	10,665	48,571	115,136
	€121,592	€60,227	€52,722	€35,219	€30,896	€10,487,622	€10,788,278
Projected cash interest payments on debt and capital lease obligations**	€91,027	€181,625	€181,133	€179,589	€178,069	€332,011	€1,143,454

*                                         European currencies outside the euro zone.

**                                  Based on interest rates and contractual maturities in effect as of June 30, 2005.

Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees, regardless of the actual number of subscribers to the programming services or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems. Other purchase obligations consist of commitments to purchase customer premises equipment that are enforceable and legally binding on us.

Other commitments consist of commitments to rebuild or upgrade cable systems, extend the cable network to new developments, and perform network maintenance and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.

In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.

Market Risk Management

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the normal course of our business operations due to our investments in various foreign countries and ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates, interest rates and stock prices. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

Cash and cash equivalents

We are exposed to exchange rate risk with respect to certain of our cash balances that are denominated in currencies other than euros. At June 30, 2005, we held approximately $45 million (€37.2 million) at the corporate level. Other non EUR balances at the corporate level were immaterial. These foreign currency cash balances are available to be used for future acquisitions and other liquidity requirements that may be denominated in such currencies.

Foreign Currency Risk

We are exposed to exchange rate fluctuations related to our non-euro operating subsidiaries’ monetary assets and liabilities and the financial results of our non-euro subsidiaries when their respective financial statements are translated into euros during consolidation. Assets and liabilities of non-euro subsidiaries for which the functional currency is the local currency are translated at period-end exchange rates and the statements of operations are translated at actual exchange rates when known or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into euros that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of stockholders’ equity (deficit). Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in non-euro countries are translated at actual exchange rates when known or at the average rate for the period. Certain items such as investments in debt, equipment purchases, programming costs, notes payable and notes receivable (including intercompany amounts) and certain other charges are denominated in a currency other than the respective company’s functional currency, which results in foreign exchange gains and losses recorded in the consolidated statement of operations. Accordingly, we may experience economic loss and a negative impact on earrings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. We have significant exposure to changes in the exchange rates for the U.S. dollar, the Hungarian Forint and other local currencies in Europe. We generally do not enter into derivative transactions that are designed to reduce our long-term exposure to foreign currency exchange risk.

The relationship between the foreign currencies and the euro, which is our reporting currency, is show below per one euro:

Spot rates:	June 30, 2005	December 31, 2004
U.S. Dollar	0.82760	0.73330
Norwegian Krone	0.12540	0.12137
Swedish Krone	0.10625	0.11085
Hungarian Forint	0.00404	0.00406
Polish Zolty	0.24807	0.24529
Czech Koruna	0.03340	0.03285
Slovak Koruna	0.02610	0.02581
Romanian Leu	0.00003	0.00003
Slovenian Tolar	0.00418	n.a.

	Three months ended June 30,		Six months ended June 30,
Average rates:	2005	2004	2005	2004
U.S. Dollar	0.78202	0.83013	0.77665	0.81458
Norwegian Krone	0.12348	0.11567	0.12263	0.11833
Swedish Krone	0.10914	0.10896	0.10952	0.10909
Hungarian Forint	0.00403	0.00384	0.00404	0.00390
Polish Zolty	0.24437	0.20967	0.24534	0.21150
Czech Koruna	0.03330	0.03041	0.03325	0.03076
Slovak Koruna	0.02585	0.02463	0.02592	0.02476
Romanian Leu	0.00003	0.00002	0.00003	0.00002
Slovenian Tolar	0.00417	n.a.	0.00417	n.a.

n.a - not available

Inflation and Foreign Investment Risk

Certain of our operating companies operate in countries where the rate of inflation is high. While our affiliated companies attempt to increase their subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on reported earnings. We are also impacted by inflationary increases in salaries, wages, benefits and other administrative costs, the effects of which to date have not been material. Our operating companies are all directly affected by their respective countries’ government, economic, fiscal and monetary policies and other political factors. We believe that our operating companies’ financial conditions and results of operations have not been materially adversely affected by these factors.

Interest Rate Risks

We are exposed to the risk of fluctuations in interest rates, primarily through our EURIBOR and LIBOR indexed credit facilities. We maintain a mix of fixed and variable rate debt and enter into various derivative transactions pursuant to our policies to manage exposure to movements in interest rates. We monitor our interest rate risk exposures using techniques including market value and sensitivity analyses. We manage the credit risks associated with our derivative financial instruments through the evaluation and monitoring of the creditworthiness of the counterparties. Although, the counterparties may expose us to losses in the event of nonperformance, we do not expect such losses, if any, to be significant. We use interest rate exchange agreements to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. We use interest rate cap agreements to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates.

The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. Our primary exposure to variable rate debt is through the EURIBOR-indexed and LIBOR-indexed debt of UPC Broadband Holding. UPC Broadband Holding has entered into various derivative transactions pursuant to its policies to manage exposure to movements in interest rates. UPC Broadband Holding uses interest rate exchange agreements to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. UPC Broadband Holding also uses interest rate cap agreements that lock in a maximum interest rate should variable rates rise, but which enable it to otherwise pay lower market rates. UPC Broadband Holding manages the credit risks associated with its derivative financial instruments through the evaluation and monitoring of the creditworthiness of the counterparties. Although the counterparties may expose UPC Broadband Holding to losses in the event of nonperformance, UPC Broadband Holding does not expect such losses, if any, to be significant.

UPC Broadband Holding Cross-Currency Swaps – In June 2003, UPC Broadband Holding entered into a cross currency and interest rate swap pursuant to which a notional amount of $347.5 million was swapped to euros at an average rate of 1.133 U.S. dollar per euros until July 2005, with the variable LIBOR (London Inter Bank Offer Rate) interest rate (including margin) swapped into a fixed interest rate of 7.85%. Following the prepayment of part of Facility C of the UPC Broadband Holding Bank Facility (see note 9) in December 2004, UPC Broadband Holding paid down this swap with a cash payment of $59.1 million and unwound a notional amount of $171.5 million. The remaining notional amount of $176.0 million was reset at a U.S. dollar to euro exchange rate of 1.3158 to 1 until the refinancing of the UPC Broadband Holding Bank Facility in March 2005, when this swap was terminated.

In connection with the refinancing of the UPC Broadband Holding Bank Facility in December 2004, UPC Broadband Holding entered into a seven year cross-currency and interest rate swap pursuant to which a notional amount of $525 million was swapped to euros at a rate of 1.3342 U.S. dollar per euros until December 2011, with the variable interest rate of U.S. dollar LIBOR + 300 basis points swapped into a variable rate of EURIBOR + 310 basis points for the same time period.

In connection with the refinancing of the UPC Broadband Holding Bank Facility in March 2005, UPC Broadband Holding entered into a seven and a half year cross-currency and interest rate swap pursuant to which a notional amount of $1.250 billion was swapped to euros at a rate of 1.325 U.S. dollar per euros until October 2012, with the variable interest rate of LIBOR + 250 basis points swapped into a fixed rate (including margin) of 6.06%.

UPC Broadband Holding Interest Rate Swaps – In March 2005, UPC Broadband Holding: (i) entered into a five-year interest rate swap pursuant to which a notional amount of €1,000 million ($1,209 million) was swapped into a fixed interest rate (excluding margin) of 3.28% from July 2005 until April 2010; (ii) entered into an interest rate swap pursuant to which a notional amount of €525 million ($635 million) was swapped into a fixed interest rate (excluding margin) of 2.26% from April through December 2005; and (iii) entered into an interest rate swap pursuant to which a notional amount of €550 million ($665 million) was swapped into a fixed interest rate (excluding margin) of 2.3% from July through December 2005.

In June 2005 UPC Broadband Holding entered into an interest rate swap pursuant to which a notional amount of €500 million ($605 million) was swapped into a fixed rate (excluding margin) of 2.96% from January 2006 through October 2012.

UPC Broadband Holding Interest Rate Caps – During the first and second quarter of 2004, UPC Broadband Holding purchased interest rate caps for a total cost of $21,442,000 capping the variable interest rate excluding margin at 3.0% and 4.0% for 2005 and 2006, respectively, on notional amounts totaling €2,400 million ($2,903 million) to € 2,600 million ($3,145 million) for 2005 and €1,000 million ($1,209 million) to €1,500 million ($1,814 million) for 2006.

In March 2005 UPC Broadband Holding purchased interest rate caps that capped the variable EURIBOR interest rate excluding margin at 3.5% on a notional amount of €750.0 million ($907 million) for 2007.

Weighted Average Variable Interest Rate – At June 30, 2005, the weighted-average interest rate (including margin) on variable rate indebtedness of our consolidated subsidiaries was approximately 4.75%. Assuming no change in the amount outstanding, and without giving effect to any interest rate exchange agreements, a hypothetical 50 basis point increase (decrease) in our weighted average variable interest rate would increase (decrease) our annual consolidated interest expense and cash outflows by approximately €7.8 million.

Credit Risk

In addition to the risks described above, we are also exposed to the risk that our counterparties will default on their obligations to us under the above-described derivative instruments. Based on our assessment of the credit worthiness of the counterparties, we do not anticipate any such default.